Filed Pursuant to Rule 424(b)(3)
Registration No. 333-276334

PROSPECTUS SUPPLEMENT NO. 22
(to Prospectus dated June 25, 2024)

Up to 1,997,116 Shares of Common Stock

1,700,884 Shares of Common Stock Underlying the Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated June 25, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form S-11 (File No. 333-276334) with the information contained in our Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on February 24, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

Our common stock is currently listed on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “AIRE.” On February 21, 2025, the closing price of our common stock was $1.84.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are a “controlled company” under the Nasdaq listing rules because Giri Devanur, our chief executive officer and chairman, owns approximately 60.01% of our outstanding common stock. As a controlled company, we are not required to comply with certain of Nasdaq’s corporate governance requirements; however, we will not take advantage of any of these exceptions.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 5 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 24, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 20, 2025

reAlpha Tech Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-41839	86-3425507
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6515 Longshore Loop, Suite 100, Dublin, OH 43017

(Address of principal executive offices and zip code)

(707) 732-5742

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AIRE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Acquisition of GTG Financial, Inc.

On February 20, 2025, reAlpha Tech Corp. (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with GTG Financial, Inc., a California corporation (“GTG”), and Glenn Groves, an individual (the “Seller”), pursuant to which the Company acquired from the Seller 100% of the issued and outstanding shares of common stock of GTG (the “Acquired Shares”), a mortgage brokerage company (the “Acquisition”), the closing of which transaction (the “Closing” and the date of the Closing, the “Closing Date”) took place simultaneously with the execution of the Purchase Agreement.

Pursuant to and subject to the terms and conditions of the Purchase Agreement, the Company agreed to pay to the Seller an aggregate purchase price of up to $4,200,000 for the Acquired Shares, subject to the adjustments described below, consisting of: (i) $281,250 (the “Preferred Consideration”) in 14,063 shares of Series A Preferred Stock (as defined below) (the “Preferred Shares”), each of which is convertible into shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), at a conversion price of $20 per share of Series A Preferred Stock (the “Conversion Shares”), in accordance with the terms and conditions of and subject to the adjustments set forth in the Certificate of Designation (as defined below); (ii) $1,287,000 in 700,055 restricted shares of Common Stock (the “Company Shares”), at a price per share of $1.84 calculated based on the volume weighted average price of the Common Stock as reported on the Nasdaq Capital Market (the “VWAP”) for the 7 calendar days immediately prior to the Closing Date and payable to the Seller within 90 days from the Closing Date; (iii) $1,344,750 payable in cash (the “Cash Portion”) to the Seller as follows: (A) 30% of the Cash Portion payable on the 120-day anniversary of the Closing Date, (B) 30% of the Cash Portion payable on the 150-day anniversary of the Closing Date and (C) 40% of the Cash Portion payable on the 180-day anniversary of the Closing Date; and (iv) up to an aggregate of $1,287,000 in potential earn-out payments, payable in three tranches of up to $429,000 in cash or restricted shares of Common Stock (the “Earn-Out Shares”), at the Company’s sole discretion and subject to the adjustments described below, each of which is calculated based on a formula set forth in the Purchase Agreement and subject to the achievement of certain financial metrics by GTG for three successive measurement periods of 12 months, with the first measurement period ending 12 months following the 1st of the month after the Closing Date (collectively, the “Earn-Out Payments,” and each, an “Earn-Out Payment”). Specifically, each Earn-Out Payment will be payable in full if GTG achieves certain revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”) thresholds for each of the measurement periods, each of which is payable within 120 days after the end of a measurement period. If GTG does not meet the revenue and EBITDA threshold for a measurement period, a pro-rated amount of the Earn-Out Payment for such measurement period will be paid to GTG based on the actual revenue and EBITDA achieved in accordance with the formula set forth in the Purchase Agreement. Further, if GTG exceeds the revenue and EBITDA thresholds for any measurement period, the Earn-Out Payment for such measurement period will not be capped and will be increased accordingly based on the formula set forth in the Purchase Agreement.

Additionally, the Purchase Agreement provides that, to the extent that, upon an Automatic Conversion (as defined in the Certificate of Designation), the aggregate value for the Conversion Shares on the Automatic Conversion Date (as defined in the Certificate of Designation) is less than the Preferred Consideration, as determined based on the VWAP of such Conversion Shares on the Automatic Conversion Date, then the Company will pay for such difference in value in cash or in shares of Common Stock (the “Shortfall Shares,” and together with the Conversion Shares, Company Shares and Earn-Out Shares, the “Shares”), at the Company’s sole discretion, payable or issuable to the holder, as applicable, no later than 30 calendar days after the Automatic Conversion Date. Further, to the extent that the Company does not pay the Cash Portion in full by the date that is 180 days of the Closing Date, then, beginning on the 181st day following the Closing Date, the outstanding amount of the Cash Portion will bear interest at a rate per annum equal to 4% and the Seller will have the right, at the Seller’s sole discretion and to the extent permitted by law, to rescind the transactions contemplated under the Purchase Agreement, in which case the Seller will return any and all consideration paid by the Company in exchange for all the Acquired Shares, and the Company will return the Acquired Shares to the Seller, in each case in accordance with and subject to the terms and conditions of the Purchase Agreement. The Cash Portion outstanding at any time will also become due and payable no later than 60 days after the Company’s consummation of a bona fide transaction or series of transactions with the principal purpose of raising capital in the minimum amount of $10,000,000, whether through loans provided to the Company or through the sale of the Company’s equity securities, which includes sales of Common Stock through the Company’s “at the market” offering under the terms of that certain At the Market Sales Agreement with A.G.P./Alliance Global Partners, dated as of December 19, 2024, and as amended on January 31, 2025 (the “ATM Offering”). To the extent needed, the Company may use the net proceeds from sales of its Common Stock under the ATM Offering to pay any or all of the Cash Portion amounts.

The Preferred Shares and the Shares will each be subject to a restrictive period of 180 days following the date of their respective issuances, including upon any Conversion (as defined in the Certificate of Designation), during which period the Seller will not be able to offer, pledge, sell, contract to sell, sell any option or contract to purchase, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the Preferred Shares or Shares issuable under the Purchase Agreement or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Preferred Shares or the Shares held by such Seller. The aggregate amount of Shares issuable under the Purchase Agreement, for purposes of complying with Nasdaq Listing Rule 5635, may in no case exceed 19.99% of the Company’s issued and outstanding shares of Common Stock immediately prior to the execution of the Purchase Agreement, or 9,206,230 shares of Common Stock (the “Cap Amount”), without stockholder approval of any shares exceeding such amount. In the event the Shares issuable pursuant to the Purchase Agreement exceed the Cap Amount, the Company will pay the Seller cash in lieu of such excess shares of Common Stock, based on a formula set forth in the Purchase Agreement.

Following the Closing, the Seller is required to indemnify the Company and its affiliates for any liability, damages, losses, costs and/or expenses arising out of any inaccuracy or breach by the Seller of its representations or warranties contained in the Purchase Agreement and other transaction documents and any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to the Purchase Agreement and the other related transaction documents and certain other matters specified in the Purchase Agreement, subject to certain limitations as identified in the Purchase Agreement. The Company also has the right to set-off any amount owed to the Seller in connection with the Purchase Agreement, including Earn-Out Payments, against the obligations and liabilities of the Seller or GTG to the Company under the Purchase Agreement, the other transaction documents or otherwise. The Purchase Agreement also contains representations and warranties, covenants, conditions, and no-solicitation and non-compete provisions, in each case, customary for transactions of this type.

Further, on February 19, 2025, Streeterville Capital, LLC (“Streeterville”) and the Company entered into a consent and waiver letter, pursuant to which Streeterville consented to the Acquisition and provided a waiver with respect to Section 4 of that certain Note Purchase Agreement, dated as of August 14, 2024, between the Company and Streeterville (the “Note Purchase Agreement”), regarding the Company’s ability to make any Restricted Issuances (as such term is defined in the Note Purchase Agreement) in connection with the Acquisition.

The foregoing description of the Purchase Agreement in this Current Report on Form 8-K (this “Form 8-K”) does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed hereto as Exhibit 2.1 and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information included in Item 1.01 of this Form 8-K is incorporated by reference into this Item 3.02 to the extent required. The Preferred Shares and the Shares issuable under the Purchase Agreement, including upon any Conversion of the Preferred Shares, when issued, will be issued pursuant to an exemption from registration provided by Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”) because such issuances will not involve a public offering, the Seller will take the securities for investment and not resale, the Company took appropriate measures to restrict transfer, and the Seller is a sophisticated investor. The Preferred Shares and the Shares are subject to transfer restrictions, and the book-entry records evidencing the Preferred Shares and the Shares contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom. Such securities were not registered under the Securities Act and may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

Item 3.03 Material Modification to Rights of Security Holders.

The information included in Item 5.03 of this Form 8-K is incorporated by reference into this Item 3.03 to the extent required.

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Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 20, 2025, the Company filed the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Delaware, designating 1,000,000 shares of the 5,000,000 shares of the authorized but unissued class of the Company’s stock known as preferred stock as Series A Convertible Preferred Stock (the “Series A Preferred Stock”).

The Series A Preferred Stock has a stated value of $20 per share (the “Stated Value”), and a conversion price per share of $20 per share, subject to adjustments provided in the Certificate of Designation (the “Conversion Price”). The holders of outstanding shares of Series A Preferred Stock will be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible at the Conversion Price as of the record date for determining stockholders entitled to vote on any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting). Further, commencing on the issuance date of a share of Series A Preferred Stock, each such share of Series A Preferred Stock outstanding and not converted into Common Stock will accrue dividends on a daily basis at a per annum rate of 3.0% of the Stated Value, which dividends will be payable no later than 60 calendar days after the end of each Dividend Period (as defined in the Certificate of Designation) in accordance with and subject to the terms and conditions of the Certificate of Designation (the “Preferred Dividends”). If any shares of Series A Preferred Stock are converted in accordance with and subject to the terms and conditions of the Certificate of Designation on a Conversion Date (as defined in the Certificate of Designation) during the period after the last day of a Dividend Period and prior to the close of business on the corresponding Dividend Record Date (as defined in the Certificate of Designation) for such Dividend Period, and the Company has not paid the entire amount of the Preferred Dividends payable for such corresponding Dividend Period, then the amount of Preferred Dividends with respect to such shares of Series A Preferred Stock will be added to the Liquidation Amount (as defined below) for purposes of such conversion, which Liquidation Amount is the amount, as of any date and with respect to any share of Series A Preferred Stock, equal to the sum of (x) the Stated Value and (y) accrued but unpaid dividends, if any, on such share of Series A Preferred Stock (the “Liquidation Amount”). If any shares of Series A Preferred Stock are instead converted in accordance with and subject to the terms and conditions of the Certificate of Designation on a Conversion Date during the period after the close of business on any Dividend Record Date and prior to the close of business on the corresponding Dividend Payment Date (as defined in the Certificate of Designation), then the amount of Preferred Dividends with respect to such shares of Series A Preferred Stock (the “Residual Payments”), at the Company’s option, will either (x) be paid in cash on or prior to the date of such conversion or (y) if not paid in cash, be added to the Liquidation Amount for purposes of such conversion.

The Series A Preferred Stock ranks: (i) senior to all of the Common Stock, (ii) senior to any class or series of capital stock of the Company hereafter created specifically ranking by its terms junior to any Series A Preferred Stock (“Junior Securities”), (iii) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series A Preferred Stock (“Parity Securities”) and (iv) junior to any class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to any Series A Preferred Stock (“Senior Securities”), in each case, as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily.

In the event of the Company’s liquidation, dissolution or winding up, holders of the Series A Preferred Stock will be entitled to, subject to the superior rights of the holders of any Senior Securities, (i) receive, in preference to any distributions of any of the assets, whether capital or surplus, of the Company to the holders of the Common Stock and Junior Securities and pari passu with any distribution to the holders of Parity Securities, (a) any Residual Payments and (b) the Liquidation Amount with respect to such shares of Series A Preferred Stock, in each case, before any payments shall be made or any assets distributed to holders of any class of Common Stock or Junior Securities; and (ii) participate pari passu with the holders of Common Stock (on an as-converted to Common Stock basis and disregarding for such purpose any Beneficial Ownership Limitation (as defined in the Certificate of Designation)) in the remaining distribution of the net assets of the Company available for distribution.

The Series A Preferred Stock is convertible at the option of the holder at any time during the period beginning on the date of issuance of such Series A Preferred Stock and ending on the date that is 3 years following the respective issuance date thereof (the “Conversion Period”) into a number of Conversion Shares equal to the Liquidation Amount of such share of Series A Preferred Stock divided by the Conversion Price, subject to any Beneficial Ownership Limitation. On the business day after the expiration of the Conversion Period of a Series A Preferred Stock, each such share of Series A Preferred Stock will automatically convert into a number of Conversion Shares equal to the Liquidation Amount of such shares of Series A Preferred Stock divided by the Conversion Price, subject to any Beneficial Ownership Limitation.

The foregoing description of the Certificate of Designation in this Form 8-K does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the Certificate of Designation, a copy of which is filed hereto as Exhibit 3.1 and incorporated herein by reference.

3

Item 7.01. Regulation FD Disclosure.

On February 24, 2025, the Company issued a press release announcing the Acquisition. A copy of the press release is being furnished as Exhibit 99.1 to this Form 8-K. The information in this Item 7.01 of this Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
2.1*+	Stock Purchase Agreement, dated as of February 20, 2025, among reAlpha Tech Corp., GTG Financial, Inc. and Glenn Groves.
3.1*	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock filed with the Secretary of State of Delaware on February 20, 2025.
99.1**	Press Release, dated February 24, 2025.
104*	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Filed herewith.
**	Furnished herewith.
+	Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

4

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2025	reAlpha Tech Corp.

	By:	/s/ Giri Devanur
Giri Devanur
Chief Executive Officer

5

Exhibit 2.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of February 20, 2025, is entered into among: (i) Glenn Groves, an individual with an address at                (“Seller”), (ii) GTG Financial, Inc., a California corporation with located at 1421 Guerneville Road, Suite 100 Santa Rosa, CA 95403 (the “Company”), and (iii) reAlpha Tech Corp., a Delaware corporation located at 6515 Longshore Loop, Dublin, OH 43017 (“Buyer”). Capitalized terms used in this Agreement have the meanings given to such terms herein.

RECITALS

WHEREAS, the Company is engaged in the business of providing mortgage brokerage services, including loan origination, refinancing, and home financing solutions (the “Business”);

WHEREAS, Seller is the legal and beneficial owner of all the issued and outstanding common stock of the Company, 100,000 shares, no par value (the “Company Shares”); and

WHEREAS, Seller wishes to sell and transfer to Buyer, and Buyer wishes to purchase from Seller, the Company Shares, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Purchase and sale

Section 1.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey, and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of the Company Shares, free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an “Encumbrance”) (other than restrictions on transfer arising under applicable state or federal securities laws).

Section 1.02 Purchase Price.

(a) The aggregate purchase price payable by Buyer to Seller for the Company Shares shall be up to $4,200,000 (the “Purchase Price“), consisting of:

(i) TWO hundred EIGHTY-ONE thousand, TWO HUNDRED FIFTY and 00/100 DOLLARS ($281,250.00) (the “Preferred Consideration”) worth of shares of Buyer’s Series A Voting Convertible Preferred Stock (the “Buyer Preferred Shares”), par value of $0.001 per share (the “Series A Stock”), with a stated value of $20.00 per share, to be issued by Buyer to Seller at the Closing, with Seller receiving a number of Buyer Preferred Shares as set forth in Exhibit A. The Buyer Preferred Shares will be issued in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), based on Seller’s representations and warranties set forth herein and they shall be subject to applicable restrictions under federal securities Laws (as defined in Section 4.05.

(ii) One million, TWO hundred EIGHTY-SEVEN thousand and 00/100 DOLLARS ($1,287,000.00) worth of shares of Buyer’s common stock (the “Buyer Common Shares”), par value $0.001 per share (the “Common Stock”), in an amount equal to the quotient obtained by dividing $1,287,000.00 by the Closing 7-Day VWAP (as defined in Section 1.04 below), to be issued by Buyer to Seller within ninety (90) days from the Closing, with Seller receiving a number of Buyer Common Shares as set forth in Exhibit A. The Buyer Common Shares will be issued in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D of the Securities Act based on Seller’s representations and warranties set forth herein and they shall be subject to applicable restrictions under federal securities Laws.

(iii) One million, TWO hundred EIGHTY-SEVEN thousand and 00/100 DOLLARS ($1,287,000.00) shall be payable in cash or shares of Common Stock, at the sole discretion of Buyer, to Seller (the “Total Earnout”), with Seller receiving the Total Earnout, if, when, and to the extent payable in accordance with the terms and conditions set forth in Exhibit B. Notwithstanding the foregoing, (1) in the event Seller’s employment with the Company is terminated post-Closing pursuant to a Termination Without Cause, as such term is defined in Seller’s Employment Agreement, Seller shall be entitled to receive fifty percent (50%) of any remainder of the Total Earnout, if, when, and to the extent payable in accordance with the terms and conditions hereof; (2) in the event Seller’s employment with the Company is terminated post-Closing with Cause, as such term is defined in Seller’s Employment Agreement, Seller shall forfeit and no longer be entitled to receive any or all of the unpaid Total Earnout remaining to the extent payable in accordance with the terms and conditions hereof, and no amount of Total Earnout shall remain outstanding or be payable to Seller. In addition, Seller agrees that in the event Seller’s employment is terminated with Cause, to the extent permitted by applicable law, Seller shall repay, as set forth below, the full value of the Total Earnout received as of the date of termination; and (3) in the event Seller resigns its employment with the Company post-Closing, Seller shall forfeit and no longer be entitled to receive any or all of the unpaid Total Earnout remaining to the extent payable in accordance with the terms and conditions hereof, and no amount of Total Earnout shall remain outstanding or be payable to Seller. In the event that Seller is required to repay the full value of the Total Earnout received, Seller shall do so as follows:

(A) If Seller received the value of the Total Earnout in Common Stock and still held all such Common Stock, Seller shall return to Buyer all such Common Stock received as payment of the Total Earnout.

(B) If Seller received the value of the Total Earnout in cash, Seller shall repay to Buyer the amount of cash received as payment of the Total Earnout.

(C) If Seller received the value of the Total Earnout in Common Stock but sold or transferred all or any portion of such Common Stock, Seller shall repay to Buyer the value of such sold or transferred Common Stock, in cash, determined to be the VWAP for the Common Stock on the date of termination, and Seller shall return to Buyer any remaining Common Stock received as payment of the Total Earnout and held by Seller.

(iv) One million, THREE hundred FORTY-FOUR thousand, SEVEN HUNDRED FIFTY and 00/100 DOLLARS ($1,344,750.00) shall be payable in cash (the “Cash Portion”) by wire transfer of immediately available funds to an account or accounts specified in writing by Seller as follows: (A) thirty percent (30%) of the Cash Portion ($403,425.00) shall be payable on the 120-day anniversary of the Closing Date; (B) thirty percent (30%) of the Cash Portion ($403,425.00) shall be payable on the 150-day anniversary of the Closing Date; and (C) forty percent (40%) of the Cash Portion ($537,900.00) shall be payable on the 180-day anniversary of the Closing Date; provided, however, that:

(1)	if Buyer has not yet paid the Cash Portion within 180 days after the Closing Date, then (x) beginning on the 181st day following the Closing Date, the outstanding amount of the Cash Portion shall bear interest at a rate per annum equal to four percent (4.0%); and (y) Seller shall have the unilateral right (at Seller’s sole discretion), to the extent permitted by applicable law, to rescind the transactions contemplated herein whereby Buyer shall return to Seller the Company Shares, and Seller shall repay to Buyer any amount of cash received as payment of a portion of the Purchase Price and return to Buyer all Shares received hereunder in accordance with the procedures set forth in Section 1.02(a)(iii), and the Employment Agreement shall automatically be terminated and neither party shall have any further rights, obligations, or liability with respect to each other, this Agreement, and the Employment Agreement, except those that are expressly provided to survive the termination hereof and thereof;

(2)	Buyer may choose in its sole discretion to pay any portion of the Cash Portion in excess of the amounts and on dates prior to those set forth in Section 1.02(a)(iv) above;

(3)	upon Buyer’s consummation of a Financing, the outstanding amount of the Cash Portion shall become due and shall be payable within sixty (60) days after the closing of such Financing. For purposes of this Agreement, “Financing” means a bona fide transaction or series of transactions with the principal purpose of raising capital in the minimum amount of $10,000,000, whether through loans provided to Buyer by third parties or through the sale of Buyer’s equity; and

(4)	upon payment to Seller of sixty percent (60%) of the Cash Portion ($806,850.00), the parties shall embark upon their strategic operation integration of the Business.

(b) The payment of the Purchase Price to Seller pursuant to the terms and conditions of this Agreement shall be in full satisfaction of all rights of Seller pertaining to its rights in and to the Company Shares. Effective as of the Closing, (i) the Company shall be a wholly-owned subsidiary of Buyer, and Buyer shall own 100% of the issued and outstanding capital stock of the Company, (ii) there will be no holders of capital stock in, or other equity securities of, the Company, other than Buyer, and (iii) there will be no holders of Stock-Related Rights (as defined in Section 4.03(b)) in the Company, other than Buyer.

(c) Each share of the Buyer Preferred Shares shall be convertible into a number of shares of Common Stock (the “Conversion Shares”) equal to the Liquidation Amount of such shares of Buyer Preferred Shares divided by the Conversion Price, subject to the Beneficial Ownership Limitation (as such terms are defined in Buyer’s Certificate of Designation of Preferences, Rights and Limitations of Series A Voting Convertible Preferred Stock filed with the Secretary of State of the State of Delaware (the “COD”)); provided, however, that in the event that (i) an Automatic Conversion (as defined in the COD) occurs on or after the first business day following the third anniversary of the Closing Date and (ii) the aggregate value for the Conversion Shares on the Automatic Conversion Date (as defined in the COD) is less than the Preferred Consideration, as determined based on the VWAP of such Conversion Shares on the Automatic Conversion Date, then Buyer shall make up for such shortfall in cash or in Common Stock in Buyer’s sole discretion, no later than thirty (30) calendar days after the Automatic Conversion Date. By way of illustration, at the Closing, based on a price of $20.00 per Buyer Preferred Shares, Seller shall receive 14,063 Buyer Preferred Shares. Assuming that the VWAP for the Common Stock on the date of the Automatic Conversion is $10.00, as determined by dividing the shortfall amount by the VWAP as of the Conversion Date, then Buyer may issue an additional 14,062 shares of Common Stock to Seller or pay Seller the shortfall in cash, as determined by Buyer. (Calculation: $281,250 divided by $20.00 per share equals 14,063 shares (rounded up to the next whole share); $281,250 divided by $10.00 per share equals 28,125 shares; 28,125 shares less 14,063 equals 14,062 additional shares.)

(d) For purposes of this Agreement, “Shares” shall mean, collectively, the Buyer Preferred Shares, the Buyer Common Shares, the Conversion Shares, and any Common Stock issued to Seller in connection with the Total Earnout, to address any shortfall in a Conversion, or otherwise pursuant to the terms of this Agreement.

(e) Notwithstanding anything to the contrary contained in this Agreement, under no circumstances shall the aggregate number of Shares issuable under this Agreement in connection with Buyer’s purchase of the Company Shares, and any other shares of Common Stock to be issued by Buyer, if any, which could be aggregated with the Shares in connection with the purchase of the Company Shares under Nasdaq Listing Rule 5635, exceed 19.99% of Buyer’s issued and outstanding shares of Common Stock immediately before consummation of this Agreement and any other transactions being consummated by Buyer in connection with the purchase of the Company Shares (the “Cap Amount”), unless Buyer has obtained either (i) its stockholders’ approval of the issuance of more shares of Common Stock than the Cap Amount as required by the applicable Nasdaq (as defined in Section 1.04) rules, including Nasdaq Listing Rule 5635; or (ii) a waiver from Nasdaq of Buyer’s compliance with the applicable Nasdaq rules, including Nasdaq Listing Rule 5635. To the extent that the issuance of shares of Common Stock under this Agreement would cause the Shares issuable herein to exceed the Cap Amount, Buyer, in lieu of issuing such shares of Common Stock, shall pay Seller in cash an amount equal to (x) the aggregate number of Shares that exceed the Cap Amount times (y) the 7-Day Closing VWAP or VWAP, as applicable, of the Common Stock as reported on Nasdaq.

(f) No fractional shares or scrip representing fractional shares shall be issued under this Agreement. As to any fraction of a share which Seller would otherwise be entitled to receive in accordance with the terms of this Agreement, Buyer shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the 7-Day Closing VWAP or round up to the next whole share.

Section 1.03 Review Periods. The mechanics, timing, and responsibilities of calculating the Total Earnout for each review period, including, but not limited to, the permitted disputes and resolutions thereof, shall be set forth in Exhibit B, together with the agreed-upon targets for the Company’s actual earnings before interest, taxes, depreciation, and amortization (the “EBITDA”) and the Company’s revenue for each of the three years following the Closing Date. Exhibit B further sets forth the effect on the Total Earnout should the Company exceed the targets set forth therein and should it fall short thereof.

Section 1.04 Lockup; Securities Definitions.

Seller hereby agrees that it shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the Shares or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Shares held by such Seller for one hundred and eighty (180) days following the issuance date of such Shares, with separate 180-day periods to run from the issuance of each of the Buyer Preferred Shares, the Buyer Common Shares, the Conversion Shares, and any Common Stock issued to Seller in connection with the Total Earnout, to address any shortfall in a Conversion, or otherwise pursuant to the terms of this Agreement. Seller further agrees to execute and deliver such other agreements as may be reasonably requested by Buyer that are consistent with the foregoing or that are necessary to give further effect thereto.

For purposes of this Agreement, “VWAP” shall mean, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Common Stock is quoted for trading on the OTCQB or OTCQX, as applicable, and if the OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, or (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported.

“Closing 7-Day VWAP” shall mean the VWAP for seven (7) consecutive trading days ending on the trading day immediately prior to the Closing Date (as defined in Section 2.01 below).

“Trading Day” shall mean a day on which the principal Trading Market is open for trading, and “Trading Market” shall mean any of the following markets or exchanges on which the Buyer Common Shares are listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market (“Nasdaq”), the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

ARTICLE II
CLOSING

Section 2.01 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”) at the offices of OGC Solutions LLP located at 1 Gatehall Drive, Suite 100, Parsippany, NJ 07054, or remotely by exchange of documents and signatures (or their electronic counterparts). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. ET time on the Closing Date.

Section 2.02 Seller’s and the Company’s Closing Deliverables. At the Closing, Seller and the Company shall deliver to Buyer the following:

(a) Stock certificates evidencing the Company Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank.

(b) The Employment Agreement between the Company and Seller, in the form attached hereto as Exhibit C, duly executed by Seller (the “Employment Agreement”).

(c) A certificate of the Secretary (or other officer) of the Company certifying: (i) that attached thereto are true and complete copies of all resolutions of the board of directors and the stockholder of the Company authorizing the execution, delivery, and performance of this Agreement and the Transaction Documents (as defined in Section 3.01) to which Seller and/or the Company is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect; (ii) the names, titles, and signatures of the officer(s) of the Company authorized to sign this Agreement and the other Transaction Documents; and (iii) that attached thereto are true and complete copies of the governing documents of the Company, including any amendments or restatements thereof, and that such governing documents are in full force and effect.

(d) Resignations of the directors and officers of the Company, effective as of the Closing Date.

(e) A good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction in which the Company is organized and each jurisdiction where the Company is required to be qualified, registered, or authorized to do business. The term “Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction.

(f) A certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986 (as amended, the “Code”).

(g) Written confirmation that Seller, except as otherwise specified by Buyer, has removed the Persons authorized to draw on or to have access to the bank accounts listed on Section 4.11 of the Disclosure Schedules (as defined in Section 4.01), and replaced such Persons with the Persons identified by Buyer.

(h) The stock books, stock ledgers, minute books, corporate seals, and similar corporate records of the Company.

Section 2.03 Buyer’s Deliveries. At the Closing, Buyer shall deliver the following to Seller:

(a) Only if requested by Seller, stock certificates representing the Buyer Preferred Shares, registered in the name of Seller, accompanied by any other documents that are necessary to issue to Seller good and marketable title to the Buyer Preferred Shares, free and clear of any Encumbrances, subject to the transfer restrictions set forth in Section 1.04 and Section 9.05.

(b) Final calculation of the number of the Buyer Common Shares to be issued pursuant to the Closing 7-Day VWAP and as set forth in Exhibit A.

(c) A certificate of the Secretary (or other officer) of Buyer certifying: (i) that attached thereto are true and complete copies of all resolutions of the board of directors of Buyer authorizing the execution, delivery, and performance of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect; and (ii) the names, titles, and signatures of the officers of Buyer authorized to sign this Agreement and the other Transaction Documents to which it is a party.

(d) The Employment Agreement, duly executed by Buyer’s newly elected officer of the Company.

ARTICLE III
Representations and warranties of seller

Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true, complete, and correct as of the date hereof.

Section 3.01 Authority of Seller. Seller has full legal power, authority, and capacity to execute and deliver this Agreement, the Employment Agreement, and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) to which Seller is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and each Transaction Document to which Seller is a party have been duly and validly executed and delivered by Seller and constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to applicable bankruptcy, insolvency, or other Laws affecting the rights of creditors generally, and to equitable principles. No further action on the part of Seller is or will be required in connection with the consummation of the transactions under this Agreement.

Section 3.02 Title to Company Shares.

(a) Seller lawfully owns beneficially and of record the Company Shares and has good and marketable title thereto, free and clear of any Encumbrances. There are no collection matters, claims, charges, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigations, citations, summonses, subpoenas, or investigations of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity (each, an “Action”) of any kind pending or threatened in writing by or against Seller or the Company concerning the Company Shares. At the Closing, Seller will transfer, assign, and deliver to Buyer good title to the Company Shares, free and clear of any Encumbrances.

(b) The Company Shares were issued in compliance with applicable Laws. The Company Shares were not issued in violation of the organizational documents of the Company or any other agreement, arrangement, or commitment to which Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (each, a “Person”).

(c) Other than the organizational documents of the Company, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Company Shares.

Section 3.03 Consents Required. No consent, approval or authorization of or by, registration, declaration or filing with, or notification to any Governmental Authority or any other Person is required in connection with the execution, delivery, and performance by Seller of this Agreement or the Transaction Documents to which Seller is or will be a party or the consummation by Seller of the transactions contemplated hereby or thereby.

Section 3.04 Investment Representations.

(a) Seller is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Seller has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of receiving the Shares in connection with the sale of the Company Shares. Seller has, prior to the date hereof, provided Buyer with an executed Accredited Investor Questionnaire in the form attached hereto as Exhibit D.

(b) The Shares will be acquired for investment for Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. Seller does not presently have any contract, undertaking, agreement, or arrangement with any Person to sell, transfer, or grant participations to such Person or to any third party with respect to any of the Shares.

(c) Seller understands that the Shares, when issued, shall be “restricted securities” under the federal securities Laws and that under such Laws and applicable regulations the Shares may be resold without registration under the Securities Act only in certain limited circumstances. Seller represents that it is aware of the provisions of Rule 144 promulgated under the Securities Act, which rules permit the limited resale of shares purchased in a private placement or shares owned by certain Persons subject to the satisfaction of certain conditions, which may include the time and manner of sale, the holding period for the Shares, and requirements relating to Buyer which are outside of Seller’s control, and which Buyer is under no obligation and may not be able to satisfy. Seller understands that such Shares are being offered and issued to it in reliance on specific exemptions from the registration requirements of United States federal and state securities Laws and Buyer is relying in part upon the truth and accuracy of, and Seller’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of Seller set forth in this Agreement in order to determine the availability of such exemptions and the eligibility of Seller to acquire such Shares.

(d) Seller acknowledges that, as of the date hereof, it has been afforded: (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Buyer concerning the terms and conditions of this Agreement and the transactions contemplated hereby and the Shares, and the merits and risks of receiving the Shares; (ii) access to information about Buyer and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate the transactions contemplated under this Agreement; (iii) the opportunity to obtain such additional information that Buyer possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment; and (iv) the opportunity to ask questions of management of Buyer. Seller has sought such accounting, legal and Tax advice as it has considered necessary to make an informed decision with respect to the terms set forth hereunder.

(e) Seller and, to its knowledge, the Company has not taken any of the actions set forth in, and is not subject to, the disqualification provisions of Rule 506(d)(1) of the Securities Act.

(f) The foregoing representations and warranties set forth under this Section 3.04 shall be true and correct as of the issuance date of any Shares and the Closing Date.

ARTICLE IV
Representations and warranties CONCERNING THE COMPANY

Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true, complete, and correct as of the date hereof.

Section 4.01 Organization; Qualification. The Company is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation, and it has all requisite power and authority (corporate and otherwise) to own, lease, and operate its assets and properties and to carry on its Business as presently conducted. The Company is duly licensed or qualified to transact business and is in good standing in each jurisdiction set forth on Section 4.01 of the Disclosure Schedules, which together constitutes all jurisdictions in which the nature of the business transacted by it, including its ownership or leasing of properties, requires such licensing or qualification. The Company has delivered to Buyer true and complete copies of all such documents establishing its legal existence or governing its internal affairs (collectively, the “Fundamental Documents”). The term “Disclosure Schedules” means the disclosure schedules, attached hereto and made a part hereof, delivered by Seller and Buyer concurrently with the execution, closing, and delivery of this Agreement.

Section 4.02 Authority Relative to this Agreement. The Company has full corporate power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by requisite corporate action taken by it, and no other proceedings by the Company are necessary to authorize this Agreement and each such Transaction Document or to consummate the transactions contemplated hereby or thereby. This Agreement and each such Transaction Document have been duly and validly executed and delivered by the Company and constitute the valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, or other Laws affecting the rights of creditors generally, and to equitable principles.

Section 4.03 Capitalization.

(a) The Company Shares (i) constitute 100% of the total issued and outstanding capital stock of the Company, (ii) have been duly authorized, and (iii) are validly issued, fully paid, and non-assessable. No other capital stock or other equity securities of the Company are authorized, issued, or outstanding.

(b) Other than this Agreement (i) there is no subscription, option, warrant, call, right, agreement, or commitment, whether written or oral, relating to the issuance, sale, delivery, or transfer (including any right of conversion or exchange under any outstanding security or other instruments) by the Company, or by Seller, of any membership interests or equity securities of the Company, (ii) there are no written or oral outstanding contractual obligations of the Company to repurchase, redeem, or otherwise acquire any outstanding Company Shares or other membership interests or equity securities of the Company, and (iii) there are no contracts, commitments, arrangements, understandings, or restrictions to which the Company, or Seller or any other holder of the Company’s equity securities is bound relating to any membership interests or other equity securities of the Company (collectively, the “Stock-Related Rights”).

(c) Except as set forth in Section 4.03(c) of the Disclosure Schedules, neither Seller nor any officer, director, manager, employee, or stockholder of the Company, nor any relative or other Affiliate of any of the foregoing, have any interest in any property, real or personal, tangible or intangible, used in or pertaining to the Business, and no such Person is indebted to the Company, nor is the Company indebted to any such Person. For purposes of this Agreement, “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

Section 4.04 Subsidiaries; Investments. The Company does not have any equity or similar investment, directly or indirectly, in or with any subsidiary, corporation, company, partnership, association, joint venture, or other Person.

Section 4.05 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement and the Transaction Documents by Seller, nor the sale by Seller of the Company Shares under this Agreement nor the consummation of the other transactions contemplated by this Agreement and the Transaction Documents will (a) conflict with or result in any breach of any provision of the Fundamental Documents of the Company; (b) require any consent, approval, authorization, or permit of, or filing with, or notification to, any Governmental Authority other than those that are set out on Section 4.05 of the Disclosure Schedules; (c) result in a default (or give rise to any right of termination, cancellation, or acceleration) under the terms of any note, mortgage, indenture, deed of trust, real property lease, or other contract or agreement to which the Company is a party or by which the Company is bound or subject; (d) result in the creation of any encumbrance, security interest, equity, or right of others upon any of the properties or assets of the Company or under the terms, conditions, or provisions of any agreement to which the Company or its assets may be bound or affected; or (e) violate any order, writ, injunction, decree, law, statute, rule, or regulation of any Governmental Authority (“Law”) applicable to the Company or its assets.

Section 4.06 Financial Statements.

(a) The Company has delivered to Buyer reviewed balance sheets of the Company as of December 31, 2024, December 31, 2023, and December 31, 2022, and the related certified public accountant reviewed consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the 12-month periods then ended (collectively, the “Year-End Financial Statements”) and the management-prepared consolidated balance sheet of the Company as of December 31, 2024 (the “Latest Balance Sheet Date”) and the related management-prepared statements of operations and comprehensive loss, changes in members’ equity, and cash flows for the period beginning on January 1, 2024, and ending on the Latest Balance Sheet Date (collectively, the “Reviewed Financial Statements,” and, together with the Year-End Financial Statements, the “Financial Statements”).

(b) The Financial Statements, including the related notes and schedules thereto, (i) have been prepared in accordance with the books and records of the Company, which are true and complete in all material respects and which have been maintained in a manner consistent with historical practice, (ii) present fairly, in accordance with GAAP, the financial condition and results of operations of the Company, including, but not limited to, all reserves for potential loan buybacks, indemnifications, or warranties, which such Financial Statements purport to present as of the dates thereof and for the periods indicated therein and (iii) have been prepared on the consistent basis and in accordance with consistent policies, principles, and practices throughout the periods covered thereby (except as may be indicated therein, in the notes thereto or as summarized in Section 4.06 of the Disclosure Schedules, and except, in the case of the Reviewed Financial Statements, for the absence of footnotes and to standard year-end adjustments, none of which will be material). As used herein, “GAAP” means generally accepted accounting principles in the United States, as consistently applied by the Company.

(c) Since the date of the Reviewed Financial Statements, there has been no change in (i) any accounting principle, procedure, or practice followed by the Company or (ii) the method of applying any such principle, procedure, or practice.

Section 4.07 Undisclosed Liabilities. The Company does not have any material Liabilities (for the purpose of this Section, “material” means Liabilities that, individually or in the aggregate, exceed $5,000, that are not fully reflected or reserved against in the Reviewed Financial Statements, except those that have been incurred in the ordinary course of business since the date thereof (none of which are material)). There is no basis for any claim against the Company for any material Liability that is not fully reflected or reserved against in the Reviewed Financial Statements, other than obligations incurred in the ordinary course of business since the date of the Reviewed Financial Statements (none of which are material). “Liabilities” means liabilities or obligations, secured or unsecured, of any nature whatsoever, whether absolute, accrued, contingent, or otherwise, and whether due or to become due.

Section 4.08 Absence of Adverse Changes and Extraordinary Events. Except as otherwise contemplated by this Agreement, from the date of the Reviewed Financial Statements through the date hereof, (a) the Company has not entered into any transactions other than in the ordinary course of business consistent with past practice, (b) there has not been any event that has had or may have a material adverse effect on the Company, (c) the Business has been operated only in the ordinary course and substantially in the manner that such business was heretofore conducted, (d) all vendors and contractors of the Company have been promptly paid, and (e) Seller has used its commercially reasonable efforts to preserve the goodwill of the Company and its relationships with its employees, customers, and suppliers.

Section 4.09 Insurance. The Company maintains insurance for its properties against loss or damage by fire or other casualty or any other such other insurance, including liability insurance, as would usually be maintained by prudent companies similar in size and credit standing to the Company and engaged in the same or similar business.

Section 4.10 Title to Assets. The Company has good and marketable title to, or a valid leasehold or license interest in, all of its assets, properties, and interests in properties, real, personal or mixed (a) reflected on the balance sheets included in the Reviewed Financial Statements, (b) acquired since the Latest Balance Sheet Date, or (c) required for or used in the conduct of its business as currently conducted, except for inventory sold in the ordinary course of business since the date of that balance sheet and accounts receivable and notes to the extent that they have been paid (collectively, the “Assets”). All of the Assets that have an individual book value in excess of $5,000 are listed in Section 4.10 of the Disclosure Schedules. All of the equipment, furniture, fixtures, and other personal property included in the Assets are in good operating condition and are adequate for use in the ordinary course of the Company’s business consistent with past practice with no defects that could interfere with the conduct of normal operations of such equipment, furniture, fixtures, and other personal property, except for damaged, worn, or defective items that have been written off or written down to fair market value or for which adequate reserves have been established in the Reviewed Financial Statements. All of the Assets are owned by the Company, free and clear of any Encumbrances, and no Assets are held on a consignment or lease basis.

Section 4.11 Credit Lines, Loans, Guarantees, Banks. Section 4.11 of the Disclosure Schedules describes all the loans and credit lines of the Company, including the identity of the lender, the loan amount and balance, terms, related security interests, and the identity of any guarantors. Except as set out on Section 4.11 of the Disclosure Schedules, (a) the Company has no indebtedness for borrowed money or other debt obligation, other than trade credit extended in the ordinary course of business by the suppliers and vendors of the Company, (b) the Company has not guaranteed the Liabilities of any third party, (c) the Company is not obligated to indemnify any third party, and (d) the Company has no repurchase obligations or demands from lenders due to underwriting or fraud issues. The full details of the Company’s bank accounts, including the names of all Persons authorized to draw thereon or make withdrawals therefrom, and the balance of each such account as of the most recent statement date, are detailed in Section 4.11 of the Disclosure Schedules.

Section 4.12 Labor Matters. Except as set forth in Section 4.12 of the Disclosure Schedules: (a) the Company is in full compliance with all applicable Laws concerning employment and employment practices, terms, and conditions of employment and wages and hours, and they are not engaged in any unfair labor practice; (b) there is no unfair labor practice complaint against the Company pending or, to the Knowledge (as defined below) of Seller, threatened before any Governmental Authority; (c) there is no labor strike, dispute, slowdown, or stoppage actually pending or, to the Knowledge of Seller, threatened against or affecting the Company; (d) no grievance nor any arbitration proceeding arising out of or under any collective bargaining or other agreement is pending against the Company; and (e) the Company has not experienced any strike or work stoppage or other industrial dispute involving their employees in the past five (5) years. “Knowledge” means, with respect to any fact or matter, the actual knowledge of a Person, and such knowledge that they would be expected to discover after diligent inquiry concerning the existence of the fact or matter in question.

Section 4.13 Employees; Employee Benefit Arrangements.

(a) Section 4.13(a) of the Disclosure Schedules is a true and complete list of the names and positions of current employees of the Company (the “Employees”) and the following compensation information for fiscal year 2024 for each Employee (as applicable): (i) annual base salary; (ii) annual bonus; (iii) commissions; (iv) benefits; (v) severance; and (vi) all other items of compensation that are in fact paid, provided, or made available to that Employee or that the Company is required to pay, provide, or make available to that Employee under any written or oral agreement, plan or other understanding or arrangement. The Company has no outstanding Liabilities (including any commission payments due) with respect to any Employee (or any dependent or beneficiary of any such Employee) that are not accrued for in the Reviewed Financial Statements. Except as set out on Section 4.13(a) of the Disclosure Schedules the employment of all Employees is “at will,” and the Company may terminate the employment of each Employee at any time, for any reason or for no reason. Except as set out on Section 4.13(a) of the Disclosure Schedules, the Company has not offered employment to any individual who is not an Employee. The Company has delivered to Buyer true and complete copies of employment agreements with the Employees listed on Section 4.13(a) of the Disclosure Schedules. Section 4.13(a) of the Disclosure Schedules sets forth all restrictive covenant agreements (including non-compete and non-solicit agreements) between an Employee or independent contractor and the Company. The Company has properly classified all loan officers and brokers as employees or independent contractors of the Company.

(b) “Benefit Arrangement” means any employee benefit plans, as defined in Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or other applicable Law, or other pension, savings, retirement, benefit, fringe benefit, compensation, deferred compensation, incentive, bonus, commission, profit-sharing, insurance, welfare, severance, change of control, parachute, stock option, stock purchase, or other employee benefit plan, program or arrangement, whether or not subject to any of the provisions of ERISA, whether or not funded and whether written or oral.

(c) Except as referred to in Section 4.13(c) of the Disclosure Schedules, the Company has no Benefit Arrangements covering former or current employees of the Company, or under which the Company has any Liability (each such Benefit Arrangement, a “Company Employee Plan”). The Company has no commitment or obligation to create any additional Benefit Arrangements or to increase benefit levels, provide any new benefits under, or otherwise change any Company Employee Plan, and no such creation, increase, or change has been proposed, made the subject of written or oral representations to employees, or requested or demanded by employees under circumstances that make it reasonable to expect that it will occur. Correct and complete copies of all Company Employee Plans are attached as part of Section 4.13(c) of the Disclosure Schedules.

(d) Each Company Employee Plan is and has been administered in compliance with its terms and with the requirements of applicable Law and for the exclusive benefit of the participants and beneficiaries of that Company Employee Plan. There is no pending or, to Seller’s Knowledge, threatened legal action, arbitration, or other proceeding against the Company with respect to any Company Employee Plan, other than routine claims for benefits, that could result in Liability to the Company or to Buyer, and there is no basis for any such legal action or proceeding. All required, declared, or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals with respect to each Company Employee Plan for all periods ending prior to or as of the date hereof have been made or properly accrued on the Financial Statements, including the balance sheets included in the Reviewed Financial Statements, or with respect to accruals properly made after the date of the Reviewed Financial Statements, on the books and records of the Company. There is no unfunded actual or potential Liability relating to any Company Employee Plan that is not reflected on the Financial Statements, including the balance sheets included in the Reviewed Financial Statements, or with respect to accruals properly made after the date of the Reviewed Financial Statements, on the books and records of the Company. Each Company Employee Plan that is a “group health plan” within the meaning of Section 5000 of the Code has been maintained in compliance with Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA and no Tax payable on account of Section 4980B of the Code has been or is expected to be incurred as this law is not applicable to the Company. If any Company Employee Plan is, or has features that constitute, a “nonqualified deferred compensation plan” within the meaning of Treas. Reg. §1.409A-1(a), that Company Employee Plan has been operated in compliance with Section 409A of the Code and applicable Treasury regulations thereunder and the Company has no any obligation to pay, reimburse, or indemnify any service provider in any such Company Employee Plan for Taxes resulting from the service provider’s participation in that Company Employee Plan. Except as may be required under COBRA or other Laws of general application, no Company Employee Plan obligates the Company to provide any employee or former employee, or their spouses, family members or beneficiaries, any post-employment or post-retirement health or life insurance, accident or other “welfare-type” benefits. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment (either of severance pay or otherwise) becoming due under any Company Employee Plan, or from the Company, Seller, or Buyer, to any current or former employee or self-employed individual.

Section 4.14 Contracts; Customers.

(a) Section 4.14(a) of the Disclosure Schedules sets out a list of all the written and oral contracts and commitments (including any (i) real property leases, (ii) customer contracts and customer orders (including customer contact lists), (iii) partner and supplier contracts, (iv) powers of attorney, and (v) indemnification agreements), (A) to which the Company is a party, (B) by which the Company is bound, or (C) under which the Company has performed work, or had work performed for it, in the past twenty-four (24) months (collectively, the “Contracts”) that are material to the Company (“Material Contracts”), including the following:

(i) each Contract of the Company involving aggregate consideration in excess of $10,000 including, but not limited to, Contracts with mortgage lenders and vendors, and which, in each case, cannot be cancelled by such Company without penalty or without more than thirty (30) days’ notice;

(ii) all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental, or other Liability of any Person;

(iii) all Contracts relating to Intellectual Property (as defined in Section 4.23(a)), including all licenses, sublicenses, settlements, coexistence agreements, covenants not to sue, and permissions;

(iv) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company; and

(v) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to the Knowledge of Seller, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) any Material Contract, including, but not limited to, breaches or defaults involving instances of fraud, misrepresentation, or other irregularities in mortgage loan originations, nor has it provided or received any notice of any intention to terminate any Material Contract, including, but not limited to, Material Contracts with mortgage lenders. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

(c) (i) To the Knowledge of Seller, the Company’s relationships with each of their customers is good, (ii) no problem or disagreement exists between the Company and any customer, and (iii) no customer has notified the Company that it intends to, nor has any customer threatened to, terminate, decrease, or otherwise modify its relationship and dealings with the Company, and Seller does not have any reason to believe that any customer intends to take any such action, in each case whether as a result of the transactions contemplated by this Agreement or otherwise.

Section 4.15 Loan Originations. Section 4.15 of the Disclosure Schedules sets out each mortgage loan, including applications therefor, that has been initiated by the Company but not completed. With respect to each mortgage loan originated by the Company: (a) such loans materially comply with all applicable underwriting guidelines and lender requirements; (b) the forms, applications, disclosure statements, notices and other related documentation relating to each such loan are in every respect valid and genuine; (c) all information submitted by the Company in connection with such loan is true and accurate; (d) such loan will be or has been originated without any fraud or misrepresentation on the part of the Company or any other party. There are no outstanding or unresolved disputes with mortgage lenders, borrowers, or investors related to any loan origination or servicing.

Section 4.16 Data and Privacy Laws.

(a) Except as disclosed in Section 4.16 of the Disclosure Schedules:

(i) The Company has complied in all material respects, and is currently in compliance in all material respects with, (1) all applicable Information Privacy and Security Laws, (2) any contractual obligations to which the Company is a party or by which it is bound relating to Personal Information, in each case, as applicable to the conduct of the Company’s business as currently conducted, and (3) all of the Company’s internal privacy policies to the extent relating to any Personal Information collected, used, maintained, disclosed, or transmitted by the Company or by third parties having access to the records of the Company. The Company has adopted privacy notices and policies that accurately describe the Company’s privacy practices (as applicable), to any website, mobile application, or other electronic platform and complied with those notices and policies in all material respects. The Company has not received any written complaints regarding the collection, maintenance, use, disclosure, or transmission of Personal Information by the Company or by third parties to whom the Company has provided Personal Information.

(ii) No Person (including any Governmental Authority) has threatened to assert any Action pursuant to any written notice, or commenced any Action with respect to any alleged violation of any Information Privacy and Security Laws or the Company’s privacy or data protection practices, or any contractual obligations to which the Company is a party or by which it is bound relating to Personal Information, including any loss, damage, or unauthorized access, use, disclosure, modification, or other misuse of any Personal Information collected or used by, or on behalf of, the Company and, to Seller’s Knowledge, there is no reasonable basis for any such Action. The execution, delivery, and performance of this Agreement, the Transaction Documents, and the other agreements and instruments contemplated hereby and the consummation of the transactions comply in all material respects with all applicable Information Privacy and Security Laws and any contractual obligation to which the Company is a party or by which it is bound relating to Personal Information.

(iii) The Company has taken reasonable steps to obtain all necessary authority, consents, and authorizations to collect, use, maintain, disclose, or transmit any Personal Information collected or used by or on behalf of the Company in connection with the operation of its business as currently conducted, including the use of Personal Information to send personal electronic messages. To Seller’s Knowledge, none of the Personal Information collected, stored, used, maintained, modified, disclosed, transmitted, in the possession, custody, or control of the Company has been provided to the Company by a third party in violation of applicable Law, including applicable Information Privacy and Security Laws or in a manner inconsistent with such third party’s own privacy policies.

(iv) The Company has implemented, maintained, and executed, as necessary, commercially reasonable security controls that are designed to identify, mitigate, and resolve internal and external risks to the security of any Personal Information and implement and monitor adequate and effective administrative, technical and physical safeguards to control those risks. The Company has not experienced any material breach of security or safeguards relating to Personal Information, or other loss, unauthorized access, use, or disclosure of Personal Information in the possession, custody, or control of any the Company.

(b) For purposes of this Agreement, the following terms shall have the meanings below:

(i) “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award, in each case having the force of Law, entered by or with any Governmental Authority.

(ii) “Information Privacy and Security Laws” means all applicable Laws and Governmental Orders concerning the privacy, security, or processing of Personal Information (including any Laws of jurisdictions where the Personal Information was collected or used by or on behalf of the Company), and all regulations promulgated and guidance issued by Governmental Authorities (including staff reports) thereunder concerning data breach notification, consumer protection, requirements for website and mobile application privacy policies and practices, data or web-scraping, Social Security number protection, data security, and e-mail, text message, or telephone communications. Without limiting the foregoing, Information Privacy and Security Laws include: the Federal Trade Commission Act, the Privacy Act of 1974, the CAN–SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the California Consumer Privacy Act of 2018, the Electronic Communications Privacy Act, the Computer Fraud and Abuse Act, the Gramm–Leach–Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, all policies and procedures established to comply with the privacy and security rules of the Health Insurance Portability and Accountability Act of 1996, and all other similar federal, state, and local laws and regulations.

(iii) “Personal Information” means any information (A) the collection, maintenance, use, disclosure, or transmission of which by or on behalf of the Company is regulated or governed by one or more Information Privacy and Security Laws that apply to the Company, (B) that identifies or, alone or in combination with any other information, could reasonably be used to identify, locate, or contact a natural Person or device, including (1) name, address, e-mail address, telephone number, health information, social security number, driver’s license number, government issued identification number, or any other data that can be used to identify, contact, or precisely locate an individual, (2) any non-public personally identifiable financial information, such as financial account numbers or log-in information, (3) Internet Protocol addresses or other persistent device identifiers, or (4) any other information that is considered “personally identifiable information,” “personal information,” or “personal data” under applicable Law, and (C) all data associated with any of the foregoing that are or could reasonably be used to develop a profile or record of the activities of a natural Person or device across multiple websites or online services, to predict or infer the preferences, interests, or other characteristics of a natural Person, or to target advertisements or other content to a natural Person.

Section 4.17 Legal Proceedings, Etc. There is no Action pending, nor, to the Knowledge of Seller and/or the Company, is there any basis for or any threatened Action against or relating to the Company, its employees, clients, or Seller before any Governmental Authority acting in an investigative or adjudicative capacity, nor has any such Action been pending or, to the Knowledge of Seller and/or the Company, threatened in the past five (5) years, and the Company is not subject to any outstanding order, writ, injunction, or decree.

Section 4.18 Taxes.

(a) (i) All Tax Returns required to be filed by the Company on or before the date hereof have been filed by or on behalf of the Company. (ii) The Company has paid in full, or provided for in the Reviewed Financial Statements, all Taxes required to be paid by it through the date hereof, whether or not shown to be due on any Tax Returns. (iii) All accruals or reserves for Taxes reflected in the Reviewed Financial Statements are adequate to cover Taxes accruing with respect to or payable by the Company through the date thereof, and the Company has not incurred or accrued any Liability for Taxes subsequent to that date other than in the ordinary course of business. (iv) All Tax Returns filed or required to be filed on or before the Closing by the Company are true, correct, and complete in all material respects. (v) No Tax Return of the Company has been audited or is under audit by the relevant authorities, and the Company has not received any notice that any such Tax Return is under examination or will be audited. (vi) No extension of the statute of limitations with respect to any claim for Taxes has been granted by the Company. (vii) There are no liens or other Encumbrances for Taxes upon the assets of the Company except liens for Taxes not yet due. (viii) The Company is not party to or bound by any Tax allocation or sharing agreement, nor does it have any Liability for the Taxes of any Person other than itself under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by contract or otherwise. (ix) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing by the Company to any employee, independent contractor, creditor, stockholder or other Person.

(b) “Tax” and “Taxes” mean all taxes, charges, fees, levies, or other assessments, including, without limitation, income, gross receipts, excise, property, sales, transfer, gains, use, value added, withholding, license, occupation, privileges, payroll, and franchise taxes and stamp duties, imposed by any Governmental Authority; and those terms shall include any interest, penalties, or additions to tax attributable to those assessments. “Tax Return” means any report, statement, return, or other information required to be supplied by the Company to a taxing authority in connection with Taxes.

Section 4.19 Compliance with Law. The Company has conducted its business in all material respects in compliance with, and it currently is in compliance with, all applicable Laws, including, but not limited to, the Real Estate Settlement Procedures Act (RESPA), the Truth in Lending Act (TILA), Anti-Money Laundering Laws, and advertising and marketing Laws. The Company and its employees have all permits, licenses, approvals, certificates, and other authorizations, and has made all notifications, registrations, certifications, and filings with all Governmental Authorities, necessary or advisable for the operation of the Business as currently conducted. There is no Action pending or, to the Company’s Knowledge after due investigation, threatened by any Governmental Authority with respect to (i) any alleged violation by the Company of any Law, or (ii) any alleged failure by the Company to have any permit, license, approval, certification, or other authorization required in connection with the operation of the Business. No notice of any violation of such Laws has been received by the Company, and the Company has not received any notice that the products manufactured or sold or the services provided by the Company is not in compliance with, or do not meet the standards of, all applicable Laws.

Section 4.20 Full Disclosure. This Agreement, including the representations and warranties contained in ARTICLE III and this ARTICLE IV, the schedules, attachments, and exhibits attached hereto, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained herein or therein, taken as a whole, in light of the circumstances in which they were made, not misleading.

Section 4.21 Broker’s or Finder’s Fees. Neither Seller, nor the Company, nor any Person acting on Seller’s or the Company’s behalf, has employed an agent, broker, Person or firm in connection with the transactions contemplated by this Agreement. To the extent that either Seller or the Company has incurred any Liability for any brokerage fees, commissions, or finder’s fees in connection with the transactions contemplated by this Agreement, Seller, and not the Company, will be solely responsible for the payment of that Liability.

Section 4.22 Related Party Transactions; Guarantees. Except as set out on Section 4.22 of the Disclosure Schedules, there are no related party transactions between the Company, on the one hand, and Seller (or any spouse, other family member or Affiliate of any Seller), on the other hand, in existence as of the Closing, and there are no Liabilities between Seller (or any spouse, other family member or Affiliate of Seller) and the Company that will not, by their terms or otherwise, terminate at or before the Closing. The Company has not guaranteed the Liabilities of Seller or any other Person.

Section 4.23 Intellectual Property.

(a) “Intellectual Property” means (i) any and all inventions, technology, patents, and reissuances, continuations, continuations-in-part, divisions and reexaminations of those patents, (ii) trademarks, service marks, trade dress, logos, trade names, domain names, and corporate names, including all goodwill associated therewith, (iii) copyrightable works and copyrights (including software, databases, data, and related documentation), (iv) mask works, (v) trade secrets and confidential business information (including ideas, research, and development, know-how, processes and techniques, technical data, designs, drawings, specifications, client, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), and (vi) all registrations, applications, renewals, and recordings of any of the preceding items listed in this sentence. Section 4.23 of the Disclosure Schedules sets out each item of Intellectual Property that is used in the conduct of the Business as currently conducted.

(b) The Company either owns the entire right, title, and interest to, or holds an existing, valid, and enforceable license to use, all the Intellectual Property used in or required for the Business as currently conducted (any such license and any required royalty payments are set out on Section 4.23 of the Disclosure Schedules).

(c) There are no actions instituted or, to the Knowledge of Seller, threatened by any third party pertaining to, or challenging, the Company’s use of, or right to use, any Intellectual Property.

(d) Neither the Intellectual Property of the Company nor the conduct of the Business infringes any Intellectual Property of any third party, nor has the Company received any written assertion of any such infringement or any offer to license Intellectual Property under claim of use.

(e) To the Knowledge of Seller, no third party is infringing upon any Intellectual Property of the Company.

(f) All current and former employees and consultants of the Company has signed (i) non-disclosure agreements related to the Company’s Intellectual Property rights, and (ii) agreements obligating them to assign to the Company Intellectual Property rights developed by them in the course of their service to the Company, and those agreements are currently in full force and effect.

(g) The Company has not violated or breached, nor is the Company in violation or in breach of, any confidentiality, non-competition, non-solicitation, or similar obligation of the Company to any Person.

Section 4.24 Environmental Matters.

(a) Except as set forth on Section 4.24 of the Disclosure Schedules, to the Knowledge of Seller, (i) the business of the Company is being and has been conducted in compliance in all material respects with all Environmental Laws, (ii) the real property operated by the Company (including, without limitation, soil, groundwater or surface water on or under the properties and buildings thereon) (the “Affected Property”) does not contain any Regulated Substance in violation of applicable Environmental Laws (the Company does not own any real property), (iii) the Company has, and at all times has had, all permits, licenses and other approvals and authorizations required under applicable Environmental Laws, if any, for the operation of the business of the Company, (iv) the Company has not received any notice from any Governmental Authority that the Company or any of its Affiliates may be a potentially responsible party in connection with any waste disposal site or facility used by or otherwise related to the Company, (v) no reports have been filed, or have been required to be filed, by the Company concerning the release of any Regulated Substance in the violation of Environmental Laws or otherwise with respect to the violation of any Environmental Laws on or at the properties used in the business of the Company, (vi) no Regulated Substance has been disposed of, transferred, released or transported from the Affected Property, other than as permitted under applicable Environmental Law or pursuant to appropriate regulations, permits or authorizations, (vii) there have been no environmental investigations, studies, audits, tests, reviews, or other analyses conducted by or which are in the possession of the Company or any Affiliate of the Company relating to the business of the Company, true and complete copies of which have not been delivered to Buyer prior to the date hereof, (viii) there are no underground storage tanks on, in or under any Affected Property and no underground storage tanks have been closed or removed from any Affected Property, (ix) the Company has not presently incurred, and the Affected Property is not presently subject to, any liabilities (fixed or contingent) relating to any suit, settlement, judgment or claim asserted a violation of Environmental Laws or arising under any Environmental Law, and (x) there are no Action pending or threatened against the Company or any Affiliate of the Company with respect to the Business relating to any violations, or alleged violations, of any Environmental Law, and neither the Company nor any Affiliate of the Company has received any notices, demand letters or requests for information, arising out of, in connection with, or resulting from, a violation, or alleged violation, of any Environmental Law, and neither the Company nor any Affiliate of the Company has been notified by any Governmental Authority that it has, or may have, any liability pursuant to any Environmental Law. Section 4.24 of the Disclosure Schedules includes a true and complete list of all North American Industry Classification System (NAICS) Codes applicable to the Company. The sale of the Company Shares to Buyer, and the other transactions contemplated hereby, do not require any filing with, notice to, or approval or consent by, any Governmental Authority under any Environmental Law, except as disclosed in Section 4.05 of the Disclosure Schedules.

(b) “Environmental Laws” means any federal, state, and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement, or agreement with any Governmental Authority, (x) relating to pollution (or the cleanup thereof or the filing of information with respect thereto), human health, or the protection of air, surface water, ground water, drinking water supply, land (including land surface or subsurface), plant and animal life, or any other natural resource, or (y) concerning exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, or disposal of Regulated Substances, in each case as amended and as now or hereafter in effect. The term Environmental Law includes, without limitation, (i) the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Water Pollution Control Act, the Clean Air Act, the Clean Water Act, the Solid Waste Disposal Act (including the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984), the Toxic Substances Control Act, the Insecticide, Fungicide and Rodenticide Act, the Occupational Safety and Health Act of 1970, each as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass, and strict liability) that may impose liability or obligations for injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Regulated Substance.

(c) “Regulated Substances” means pollutants, contaminants, hazardous, or toxic substances, compounds, or related materials or chemicals, hazardous materials, hazardous waste, flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, and petroleum products (including, but not limited to, waste petroleum and petroleum products) as regulated under applicable Environmental Laws.

Section 4.25 OFAC and September 24, 2001 Executive Order. Neither the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”), nor any similar list maintained by OFAC, nor the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, is applicable to the Company or Seller.

Section 4.26 Anti-Corruption Laws. Neither the Company, nor Seller, nor anyone acting on any of their behalf, has directly or indirectly: (a) made, offered to make, or promised to make any payment or transfer of anything of value, directly or indirectly, to (i) anyone working in an official capacity for any Governmental Authority, including any employee of any government-owned or controlled entity or public international organization, or (ii) any political party, official of a political party, or candidate for political office, in order to obtain or retain business, or secure any improper business advantage, except for the payment of fees required by Law to be paid to Governmental Authorities, (b) made any unreported political contribution, (c) made or received any payment that was not legal to make or receive, (d) engaged in any transaction or made or received any payment that was not properly recorded on its books, (e) created or used any “off-book” bank or cash account or “slush fund”, or (f) engaged in any conduct constituting a violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or the United Kingdom Bribery Act 2010, as amended.

Section 4.27 Privacy. The Company has not been accused of any violation of any data protection or privacy Law, nor, to Seller’s Knowledge, are there facts that would reasonably form the basis for such an accusation. The Company has implemented commercially reasonable technological measures to protect personal information collected from individuals from loss, theft, and unauthorized access or disclosure.

ARTICLE V
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 5.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its formation, and it has all requisite power and authority to own, lease, and operate its properties and to carry on its Business as now conducted. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and each Transaction Document constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 5.02 Consents and Approvals; No Violation. Neither the execution and delivery by Buyer of this Agreement and each Transaction Document to which it is a party, nor the purchase by Buyer of the Company Shares under this Agreement, nor the consummation of the other transactions contemplated by this Agreement and the Transaction Documents to which it is a party will (a) conflict with or result in any breach of any provision of the Fundamental Documents of Buyer, or (b) violate any Laws applicable to Buyer, except with respect to clause (b), as would not reasonably be expected to have a material adverse effect.

Section 5.03 Broker’s or Finder’s Fees. Neither Buyer, nor any Person acting on Buyer’s behalf, has employed an agent, broker, Person, or firm acting on behalf of Buyer in connection with the transactions contemplated hereby. To the extent Buyer has incurred any Liabilities for any brokerage fees, commissions, or finder’s fees in connection with the transactions contemplated hereby, Buyer will be solely responsible for the payment of those Liabilities.

ARTICLE VI
Covenants

Section 6.01 Confidentiality. From and after the Closing, Seller shall not (and shall cause its heirs, personal representatives, Affiliates, successors and assigns (collectively, “Representatives”) not to) use or disclose at any time after the Closing, except (x) to the extent Seller is in the employ of either Company or Buyer pursuant to such terms of an employment agreement or (y) with the prior written consent of an officer authorized to act in the matter by the Board of Directors of Buyer, any trade secrets, proprietary information, or other information that the Company or Buyer consider confidential, including formulas, designs, processes, suppliers, machines, improvements, inventions, operations, manufacturing, marketing, distributing, selling, cost and pricing data, master files, supplier and vendor lists and client or customer lists utilized by the Companies or by Buyer or any of their respective subsidiaries or Affiliates (collectively, the “Buyer Group”), or the skills, abilities and compensation of the Buyer Group’s employees and contractors, and all other similar information material to the conduct of the business or any other business of the Buyer Group, which is or was obtained or acquired by Seller while in the employ of, or while a shareholder of, the Company; provided, however, that this provision shall not preclude Seller from using or disclosing information that (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates, or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by any obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed; provided, however, Seller shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.02 Non-Competition; Non-Solicitation.

(a) For a period of three (3) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly: (i) engage in or assist others in engaging in the business of the Business (the “Restricted Business”) in the United States of America (the “Territory”); (ii) have an interest in any Person that engages, directly or indirectly, in the Restricted Business in the Territory in any capacity, including as a partner, stockholder, director, officer, member, manager, employee, contractor, principal, agent, volunteer, intern, advisor, or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

(b) During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, in the Territory, except with the prior written consent of Buyer: (i) hire, solicit, induce, encourage or cause any current or former employee or consultant of the Company or encourage any employee or consultant to leave the Company’s employment or engagement, or in any way interfere with the relationship between the Company, on the one hand, and any employee or consultant thereof, on the other hand, except pursuant to a general solicitation which is not directed specifically to any such employees or consultants; provided, however, that nothing in this Section 6.02(b) shall prevent Seller or any of its Affiliates from hiring: (i) any employee or consultant terminated by the Company; or (ii) after one hundred eighty (180) days from the date of resignation, any employee or consultant that has resigned from the Company.

(c) During the Restricted Period, Seller shall not, directly, or indirectly through another Person, in the Territory, except with the prior written consent of Buyer, solicit, induce, encourage or cause or attempt to solicit, induce, encourage or cause any client, customer, supplier, consultant, licensee, licensor or other business relation of the Company to cease doing business with, or reduce the extent of its business with, the Company, or in any way interfere with the relationship between any such customer, supplier, consultant, licensee, licensor or other business relation and the Company.

(d) During the Restricted Period, neither Buyer nor Seller shall make any statement that is disparaging about the other party or any of their officers, directors, employees, or shareholders, as applicable, including any statement that disparages the products, services, finances, financial condition, capabilities or other aspect of the business of any such person. During the Restricted Period, no party shall engage in any conduct that is intended to inflict harm upon the professional or personal reputation of any such person.

(e) Seller acknowledges that a breach or threatened breach of this Section 6.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, or specific performance (without any requirement to post bond).

(f) Seller acknowledges that (i) the restrictions contained in this Section 6.02 are necessary and reasonable to protect the confidential information, intellectual property, and goodwill of the Company, including the goodwill of the Company that Buyer is acquiring; and (ii) the specific temporal and substantive provisions set out in this Section 6.02 are reasonable and necessary to protect the business interests of Buyer in the Company. In the event that any covenant contained in this Section 6.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction or any Governmental Order, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law or such Governmental Order. The covenants contained in this Section 6.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.03 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VII
Tax matters

Section 7.01 Tax Status of the Company. Seller and Buyer understand and agree that upon Buyer becoming a shareholder of the Company on the Closing Date, the Company’s election to be taxed as an S corporation will automatically terminate, and the Company will be taxed as a C corporation effective as of the Closing Date. Pursuant to Code Section 1362(e)(1), the current Tax year of the Company will consist of two periods, the first of which will begin on January 1, 2025, and end on the day immediately prior to the Closing Date (the “First Tax Period”), with Seller being the shareholder of the Company, and the second of which will begin on the Closing Date and end on December 31, 2025 (the “Second Tax Period”), with Buyer being the shareholder of the Company. For the avoidance of doubt, the First Tax Period shall be treated as an S corporation short year, and the Second Tax Period shall be treated as a C corporation short year.

Section 7.02 Tax Covenants.

(a) Without the prior written consent of Buyer, Seller shall not, to the extent it may affect or relate to the Company: (i) make, change, or rescind any Tax election; (ii) amend any Tax Return; (iii) take any position on any Tax Return; or (iv) take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company, in respect of any taxable period that begins after the Closing Date or, in respect of any taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any Straddle Period beginning after the Closing Date.

(b) All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c) Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to any taxable period or portion thereof ending on or before the Closing Date and all Straddle Period Tax Returns. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method.

Section 7.03 Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are allocated to Pre-Closing Tax Periods (as defined in Section 7.05) for purposes of this Agreement shall be: (a) in the case of Taxes: (i) based upon, or related to, income, receipts, profits, wages, capital, or net worth; (ii) imposed in connection with the sale, transfer, or assignment of property; or (iii) required to be withheld, the amount of Taxes which would be payable if the taxable year ended with the Closing Date; and (b) in the case of other Taxes, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 7.04 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company, Seller, nor any of Seller’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 7.05 Tax Indemnification. Seller shall indemnify the Company, Buyer, and each Buyer Indemnitee (as defined in Section 8.01) and hold them harmless from and against (a) any loss, damage, liability, deficiency, Action, judgment, interest, award, penalty, fine, cost or expense of whatever kind (collectively, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification under this Agreement, “Losses”) attributable to any breach of or inaccuracy in any representation or warranty made in Section 4.18; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in ARTICLE VII; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods (as defined below); (d) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local Law; and (e) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, Seller shall reimburse Buyer for any Taxes of the Company that are the responsibility of Seller pursuant to this Section 6.04 within ten business days after payment of such Taxes by Buyer or the Company. The term “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

Section 7.06 No Section 336(e) Election. Seller shall not make an election under Section 336(e) of the Code with respect to the transactions contemplated by this Agreement.

Section 7.07 Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VII or in connection with any proceeding in respect of Taxes of the Company, including providing copies of relevant Tax Returns and accompanying documents. Each of Seller and Buyer shall retain all Tax Returns and other documents in its possession relating to Tax matters of the Company for any Pre-Closing Tax Period (collectively, “Tax Records”) until the expiration of the statute of limitations of the taxable periods to which such Tax Records relate.

Section 7.08 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 4.18 and this ARTICLE VII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) or until the expiration of the period in which any regulatory authority has the power to make any claims, assessment or reassessment with respect thereto, whichever is longer, plus ninety (90) days.

ARTICLE VIII
Indemnification

Section 8.01 Indemnification by Seller. Subject to the other terms and conditions of this ARTICLE VIII, Seller shall save, indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to, or by reason of:

(a) any inaccuracy in or breach or untruth of any of the representations or warranties of Seller contained in this Agreement or the other Transaction Documents, or facts or circumstances constituting any such breach, inaccuracy or untruth;

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement or the other Transaction Documents;

(c) Pre-Closing Taxes;

(d) any audit by any Taxing authority related to (i) any Tax Return of the Company for any Tax period ending on or before the Closing Date, including the portion ending on the Closing Date of any period that includes the Closing Date or (ii) any alleged payment or non-payment by the Company or Seller of any Tax for any such period;

(e) any Tax Liability of the Company arising as a result of the transactions contemplated by this Agreement or any of the Transaction Documents;

(f) actions, activities, or omissions of, or events involving, the Company prior to the Closing, notwithstanding any disclosure in this Agreement, on any Schedule or otherwise, except for (i) Liabilities of the Company to perform obligations arising after the Closing under (A) the Contracts listed in Section 4.14(a) of the Disclosure Schedules and (B) sales and purchase orders entered into in the ordinary course of business, and (ii) Liabilities reflected in the Reviewed Financial Statements; or

(g) any and all costs, fees and expenses (including reasonable attorneys’ fees) incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in successfully enforcing the indemnity under this Section 8.01.

Section 8.02 Assertion of Claims. No claim for indemnification shall be brought under Section 8.01 unless Buyer (on behalf of the Buyer Indemnities) (the “Indemnified Party”), at any time prior to the applicable Survival Date, gives Seller (the “Indemnifying Party”) (a) written notice of the existence of that claim, specifying the nature and basis of that claim and the amount of that claim, to the extent known or (b) written notice under Section 8.03 of any Third Person Claim, the existence of which might give rise to such a claim:

Section 8.03 Notice and Defense of Third Person Claims. The obligations of the Indemnifying Party with respect to Losses resulting from the assertion of Liability by third parties (each, a “Third Person Claim”) shall be subject to the following terms and conditions:

(a) The Indemnified Party shall promptly provide written notice of such claim to the Indemnifying Party of any Third Person Claim that might give rise to any Losses by the Indemnified Party, stating the nature and basis of that Third Person Claim, and the amount thereof to the extent known; provided, however, that no delay on the part of Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced by the delay. That notice shall be accompanied by copies of all available relevant documentation with respect to that Third Person Claim, including any summons, complaint or other pleading which may have been served, any written demand or any other related document or instrument.

(b) In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 8.04 Effect of Investigation. No Buyer Indemnitee’s right to indemnification under Section 8.01 shall be affected by any investigation conducted by, or any Knowledge of, any Buyer Indemnitee related to (a) any representation or warranty of Seller set out in this Agreement or (b) any covenant of Seller in this Agreement, whether conducted or acquired before or after the Closing Date.

Section 8.05 Damages Limitation. Neither Buyer nor Seller shall be liable under this Agreement, including under Section 8.01, or in a matter relating to this Agreement, for consequential, special, incidental, exemplary, or punitive damages, or damages for diminution in value, lost profits or lost business opportunity, except (a) in the case of fraud and (b) to the extent that a Buyer Indemnified Person is required to pay those types of damages to a third party in connection with a matter for which the Buyer Indemnitee is entitled under Section 8.01 to be indemnified.

Section 8.06 Right of Set-Off. Buyer shall have the right to set-off, appropriate, and apply any and all amounts that may be owed by Buyer to Seller, whether unpaid or paid into escrow at the time of such set-off, including the Total Earnout, against the obligations and liabilities of Seller and/or the Company to Buyer pursuant to this Agreement, any Transaction Document, or otherwise. The exercise of such right of set-off by Buyer shall not constitute a breach by Buyer of this Agreement or the agreement underlying such obligation.

Section 8.07 Survival. All representations, warranties, covenants, and agreements contained herein and all related rights to indemnification shall survive the Closing unless and until they are otherwise terminated by their own terms. The date upon which any representation, warranty, covenant or agreement contained in this Agreement shall terminate, if any, is called the “Survival Date.”

Section 8.08 Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event, or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 4.18 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking, or obligation in ARTICLE VII) shall be governed exclusively by Article VI hereof.

Section 8.09 Cumulative Remedies. The rights and remedies provided for in this ARTICLE VIII (and in ARTICLE VI) are cumulative and are in addition to and not in substitution for any other rights and remedies available at Law or in equity or otherwise.

ARTICLE IX
OTHER AGREEMENTS

Section 9.01 Employment Agreement. Following the Closing, Buyer, as the sole stockholder of the Company, shall delegate such duties and responsibilities to Seller, as more fully set forth in his Employment Agreement, and Seller shall so serve until his resignation or removal. In exchange for the services described in the Employment Agreement, Seller shall be paid the compensation set forth therein. The parties hereto acknowledge and agree that as a key employees of the Company post-Closing, Seller shall exercise day-to-day control over the operation of the Business and, necessarily, the maintenance and control of the Company’s profit and loss statements.

Section 9.02 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto will use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective the sale of the Company Shares and the other transactions contemplated by this Agreement and the Transaction Documents. From time to time after the Closing Date, Seller shall, at Seller’s own expense and without further consideration, execute and deliver such documents to Buyer as Buyer may reasonably request in order more effectively to vest in Buyer good title to the Company Shares and to more effectively consummate the transactions contemplated by this Agreement (including transferring any assets used in the Business) without any further consideration therefor.

Section 9.03 Public Announcements. Seller shall not issue any press release or otherwise make any public statement with respect to this Agreement or the Transaction Documents or the transactions contemplated hereby and thereby without the prior written consent of Buyer in each instance.

Section 9.04 Assignment of Developments. Any and all inventions, discoveries or other developments developed by Seller (the “Developments”) during the term of Seller’s employment with, or time as a member of, the Company shall be conclusively presumed to have been created for and on behalf of the Company as part of Seller’s obligation to the Company, with the exception of those listed in Section 9.04 of the Disclosure Schedules. Those Developments shall be the property of and belong to the Company without the payment of consideration therefor in addition to the consideration paid by Buyer for the Company Shares, and Seller hereby transfers, assigns and conveys all of its right, title, and interest in any such Developments to the Company, and shall execute and deliver any documents that Buyer deems necessary to effect that transfer on the request of the Company.

Section 9.05 Transfer Restrictions.

(a) In addition to the restrictions set forth in Section 1.04, Seller covenants that the Shares may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable federal and state securities Laws. In connection with any transfer of Shares other than (i) pursuant to an effective registration statement, (ii) to Buyer or to an Affiliate of such Seller, or (iii) pursuant to Rule 144 or other exemption from registration, Buyer may require the transferor thereof to provide to Buyer an opinion of counsel selected by the transferor and reasonably acceptable to Buyer, the form and substance of which opinion shall be reasonably satisfactory to Buyer, to the effect that such transfer does not require registration of such transferred Shares under the Securities Act or applicable state securities Law.

(b) Any certificates or book-entry notations shall bear an appropriate legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form, until such time as they are not required under Section 9.05(c):

NEITHER THE OFFER NOR THE SALE OF THESE SECURITIES HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, ASSIGNED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN EACH CASE IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS TRANSFER AGENT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.

(c) The legend set forth in Section 9.05(b), and any stop transfer orders, shall be removed and Buyer shall issue a book-entry position (or certificate, as applicable) to such holder or issue to such holder by electronic delivery at the applicable balance account at the Depository Trust Company, if (i) such Shares are registered for resale under the Securities Act (provided that if the holder is selling pursuant to an effective registration statement registering the Shares for resale, the holder hereby agrees to sell only such Shares during such time that such registration statement is effective and not withdrawn, or suspended, and only as permitted by such registration statement), (ii) such Shares are sold or transferred pursuant to Rule 144 (if the transferor is not an Affiliate of Buyer), or (iii) such Shares are eligible for sale under Rule 144, without the requirement of Buyer to be in compliance with the current public information required under Rule 144 as to such Shares and without volume or manner-of-sale restrictions.

ARTICLE X
Miscellaneous

Section 10.01 Expenses. Expenses. Except as otherwise provided in this Agreement (including in Section 8.01), Seller and Buyer shall each bear their own costs and expenses incurred in connection with this Agreement, the Transaction Documents, and the transactions contemplated hereby and thereby. Specifically, without limiting Section 8.01, acquisition-related expenses will be paid by the party for whose benefit the expenses were incurred and not by the Company. Also, without limiting Section 8.01, Buyer shall be responsible for fees, commissions, expenses, and reimbursements incurred by or required to be paid to their professional advisors, and Seller shall be responsible for the fees, commissions, expenses, and reimbursements incurred by or required to be paid to Seller’s professional advisors. Buyer on the one hand, and Seller on the other hand, will each pay one-half of any fees charged by the Independent Accountants mutually selected by the parties.

Section 10.02 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	Email: Attention:

with a copy (which shall not constitute notice) to:	Email: Attention:

If to Buyer:	reAlpha Tech Corp. 6515 Longshore Loop Dublin, OH 43017 Attention: Email:

with a copy (which shall not constitute notice) to:	OGC Solutions® LLP 1 Gatehall Drive, Suite 100 Parsippany, NJ 07054 Attention: Email:

Section 10.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.04 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify the Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.05 Entire Agreement. This Agreement and the other Transaction Documents, including the schedules, exhibits, certificates and other documents referred to herein and therein, constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, any Exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 10.08 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of Delaware in each case located in the and county of Kent County, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized representatives.

company:	GTG Financial, Inc.

	By:	/s/ Glenn Groves
	Name:	Glenn Groves
	Title:	Chief Executive Officer

seller:	By:	/s/ Glenn Groves
	Name:	Glenn Groves

buyer:	reAlpha Tech Corp.

	By:	/s/ Michael J. Logozzo
	Name:	Michael J. Logozzo
	Title:	Chief Operating Officer and President

Exhibit A

Number of Buyer Preferred and Common Shares to be Issued

(see attached)

Exhibit B

Total Earn-Out

(see attached)

Earnout Structure

1.	Earnout Definition: The “Total Earnout” represents contingent consideration payable to Seller, subject to achieving specified financial metrics during the Earnout Period. Defined terms not defined herein shall have the meaning ascribed thereto in the Stock Purchase Agreement (the “Agreement”).

2.	Earnout Period: The Earnout Period spans three years past the Closing Date, with the first term starting the month after the Closing Date. “Earnout Term 1” will be the 12 months following the Closing Date. “Earnout Term 2” will be the period of 13-24 months following the Closing Date. “Earnout Term 3” will be the period of 25-36 months following the Closing Date. During each period, performance metrics will be assessed. For the avoidance of doubt, the first month of the Earnout Term 1 will start the month after the Closing Date. For example, if the transaction closes on April 17, Earnout Term 1 would start on May 1.

3.	Performance Metrics: The Total Earnout depends on the Revenue and EBITDA achieved during the respective Earnout Term. The base earnout targets are calculated as per the below terms:

4.	Earnout Table

	Earnout Term 1	Earnout Term 2	Earnout Term 3
Revenue Target	$3,000,000	$3,450,000	$4,000,000
EBITDA Target	$420,000	$480,000	$575,000
Base Amount	$429,000	$429,000	$429,000

Earnout amounts are pro rata, where Revenue Weighting is 50% and EBITDA Weighting is 50%.

Earnout amounts are not capped if Seller exceeds revenue and/or EBITDA targets.

o	Revenue Targets:

▪	Earnout Term 1: $3,000,000

▪	Earnout Term 2: $3,450,000

▪	Earnout Term 3: $4,000,000

o	EBITDA Targets:

▪	Earnout Term 1: $420,000

▪	Earnout Term 2: $480,000

▪	Earnout Term 3: $575,000

o	Corresponding Earnout Amounts:

▪	Earnout Term 1: $429,000

▪	Earnout Term 2: $429,000

▪	Earnout Term 3: $429,000

5.	Earnout Calculation:

o	The Total Earnout for an Earnout Term will be calculated based on the following formula:

Total Earnout = (Earnout Term Base Amount * Revenue Weighting * [Actual Earnout Term Revenue / Earnout Term Revenue Target]) + (Earnout Term Base Amount * Revenue Weighting * [Actual Earnout Term Revenue / Earnout Term Revenue Target])

o	This structure ensures alignment of incentives with both top-line growth and profitability.

o	Within one hundred twenty (120) days of the end of each Earnout Term, Buyer shall prepare and deliver to Seller a written statement setting forth and specifying in reasonable detail Buyer’s determination of the Company’s actual revenue and actual EBITDA for the Earnout Term, and the corresponding calculation for Total Earnout.

o	After the written statement is issued, Seller will have a period of ten (10) days to accept or dispute the Total Earnout. If Seller chooses to dispute the Total Earnout, he must provide a written statement to the facts that lead him to believe Buyer’s number(s) are in error. If Seller accepts the Total Earnout, he shall do so in writing. If Seller does not respond in writing within ten (10) days of receipt of Buyer’s written statement of calculation for the Total Earnout, it will be considered an acceptance by Seller of the Total Earnout.

6.	Uncapped Earnout Potential:

o	There is no cap on the Total Earnout, providing Seller with the opportunity to benefit from any outperformance proportional to the agreed-upon Revenue and EBITDA targets.

o	For example: in Earnout Term 1, if the Sellers achieve a revenue of $3,750,000 (125% of target) and EBITDA of $525,000 (125% of target), then the Total Earnout would be $536,000.

7.	Missed Targets:

o	In the case that the Sellers miss one or more of the Revenue Targets or EBITDA Targets, the Total Earnout will be adjusted proportionally to the percentage of the target that was achieved.

o	For example: in Earnout Term 1, if the Sellers achieve a revenue of $2,250,000 (75% of target) and EBITDA of $315,000 (75% of target), then the Total Earnout would be $321,750.

8.	Payment Structure:

o	Earnout payments will be disbursed within 120 days following the end of each Earnout Term. Payments may be in cash or paid in kind to the Sellers.

9.	Common Stock Payment Provisions

o	Stock Issuance: reAlpha Tech Corp. common stock may be issued as an in-kind payment for the Total Earnout at the discretion of the Buyers.

o	Valuation of Stock: The value of the common stock issued will be calculated based on the VWAP for the 7-Trading Days immediately preceding the end of the corresponding fiscal year.

o	Transfer and Restrictions: The common stock issued as payment will be subject to the standard 180 day lock up period from the date of issuance.

o	Fractional Shares: If the Total Earnout does not result in a whole number of shares, the total share amount will be rounded up to the nearest whole number.

o	Taxes and Deductions: The Seller is responsible for all taxes and associated costs arising from the receipt of common stock as payment.

10.	Additional Provisions:

o	This Exhibit B is governed by the representations, warranties, and covenants contained in the Agreement. Any amendments or early termination of the Agreement may impact the Earnout payments.

o	Notwithstanding the terms set forth in the Employment Agreements, nothing in this Exhibit B or the Agreement shall be deemed to (i) require the Buyer or any of its Affiliates (including, from and after the Closing, the Company) engaged in the operation or conduct of the business of the Company to be under any obligation to operate the business of the Buyer or any of its Affiliates (including, from and after the Closing, the Company) so as to maximize the amount of the Total Earnout, or (ii) prohibit the Buyer or its Affiliates (including, from and after the Closing, the Company) from making any business decisions or taking any actions (or failing to take any actions) regarding the operation of their respective businesses.

Exhibit C

Employment Agreement

(see attached)

Exhibit D

Form of Accredited Investor Questionnaire

(see attached)

Exhibit 3.1

CERTIFICATE OF DESIGNATION

REALPHA TECH CORP.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

THE UNDERSIGNED DOES HEREBY CERTIFY, on behalf of reAlpha Tech Corp., a Delaware corporation (the “Corporation”), that the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to a unanimous written consent effective as of February 19, 2025, which resolution provides for the creation of a series of the Corporation’s Preferred Stock, par value $0.001 per share, which is designated as “Series A Convertible Preferred Stock,” with the preferences, rights and limitations set forth therein relating to dividends, conversion, redemption, dissolution and distribution of assets of the Corporation.

WHEREAS, the Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), provides for a class of its authorized stock known as preferred stock, consisting of 5,000,000 shares, $0.001 par value per share (the “Preferred Stock”), issuable from time to time in one or more series.

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, (i) a series of Preferred Stock of the Corporation be, and hereby is authorized by the Board of Directors, (ii) the Board of Directors hereby designates 1,000,000 shares of the authorized but unissued Preferred Stock as Series A Convertible Preferred Stock (the “Series A Preferred Stock”), and (iii) the Board of Directors reserves the right from time to time to increase (but not in excess of the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares Series A Preferred Stock then outstanding) the number of shares that constitute the Series A Preferred Stock by further resolution adopted by the Board of Directors or a duly authorized committee of the Board of Directors and by the filing of a certificate pursuant to the provisions of the DGCL stating that such increase or decrease, as the case may be, has been so authorized and in other respects to amend this Certificate of Designation (as defined below) within the limitations provided by law, this resolution and the Certificate of Incorporation.

RESOLVED FURTHER, that the Board of Directors hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares of Series A Preferred Stock, in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series in this Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Certificate of Designation”), as follows:

TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK

1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in New York City are generally are open for use by customers on such day.

“Commencement Date” means, with respect to each share of Series A Preferred Stock, the issuance date of such share of Series A Preferred Stock.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Conversion Shares” means the shares of Common Stock issuable upon a Conversion in accordance with the terms hereof.

“Dividend Payment Date” shall mean a date that is sixty (60) calendar days after the end of each Dividend Period, provided that if any Dividend Payment Date is not a Business Day, then the Dividend Payment Date which would otherwise have been payable may be paid on the next succeeding Business Day, unless the Board of Directors designates an earlier date that is no earlier than the first day after the end of such Dividend Period, commencing with the Dividend Period in which the Commencement Date occurs, and no later than the earliest date of payment in respect of any Parity Securities or Junior Securities with respect to any such Dividend Period.

“Dividend Period(s)” means the yearly periods with respect to Preferred Dividends that shall commence on and include January 1 of each year (other than the initial Dividend Period, which shall commence on and include the Commencement Date), and shall end on and include the last calendar day of the yearly dividend period ending December 31.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” means a holder of shares of Series A Preferred Stock.

“Liquidation Amount” means, with respect to any share of Series A Preferred Stock, as of any date, an amount equal to the sum of (x) the Stated Value and (y) accrued but unpaid dividends, if any, on such share of Series A Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Dividends” shall have the meaning set forth in Section 3.

2. Designation, Amount, Par Value and Stated Value. The series of Preferred Stock shall be designated as the Series A Preferred Stock and the number of shares so designated shall be 1,000,000. Each share of Series A Preferred Stock shall have a par value of $0.001 per share and a stated value of $20 per share (the “Stated Value”).

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3. Dividends.

(a) From the Commencement Date and until the date such share of Series A Preferred Stock has been converted, each share of Series A Preferred Stock outstanding shall accrue dividends, whether or not declared by the Board of Directors, on a daily basis, at a per annum rate of 3.0% on the amount of the Stated Value per share of Series A Preferred Stock (“Preferred Dividends”). Such Preferred Dividends shall be non-compounding and shall be payable, in the sole discretion of the Corporation and to the extent permitted by law, (i) in cash or (ii) in additional fully paid, duly authorized, validly issued and non-assessable shares of Series A Preferred Stock. The Preferred Dividends are payable on a yearly basis, in accordance with the Dividend Periods set forth herein, and, to the extent paid in cash, out of funds legally available for the payment of dividends to the Corporation’s stockholders under the DGCL. If and to the extent that the Board of Directors determines that there are insufficient funds legally available for the payment of Preferred Dividends to the Holders pursuant to the terms herein and, as a result, the Corporation elects not to pay all or any portion of the Preferred Dividend payable for a particular Dividend Period pursuant to this Section 3 on the applicable Dividend Payment Date, then the amount of the Preferred Dividend or any portion thereof that is not paid shall accrue and the Liquidation Amount would be increased by the amount of any such accrued but unpaid dividends. Preferred Dividends that are payable hereunder will be payable to holders of record as they appear at the close of business on the stock books of the Corporation (i) on the 15th calendar day preceding the Dividend Payment Date therefor, or (ii) with respect to any Preferred Dividends not paid on the scheduled Dividend Payment Date therefor, on such record date fixed by the Board of Directors, or a duly authorized committee thereof, that is not more than sixty (60) not less than ten (10) days prior to such date on which such accrued and unpaid Preferred Dividends are to be paid (each such record date, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day. The amount of Preferred Dividends payable on the Series A Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

(b) Notwithstanding anything to the contrary herein, (i) if any shares of Series A Preferred Stock are converted into Conversion Shares in accordance with this Certificate of Designation on a Conversion Date (as defined below) during the period after the last day of a Dividend Period and prior to the close of business on the corresponding Dividend Record Date for such Dividend Period and the Corporation has not paid the entire amount of the Preferred Dividends payable for such corresponding Dividend Period, then the amount of the Preferred Dividends with respect to such shares of Series A Preferred Stock shall be added to the Liquidation Amount for purposes of such conversion, and (ii) if any shares of Series A Preferred Stock are converted into Conversion Shares in accordance with this Certificate of Designation on a Conversion Date during the period after the close of business on any Dividend Record Date and prior to the close of business on the corresponding Dividend Payment Date, then the amount of the Preferred Dividends with respect to such shares of Series A Preferred Stock (the “Residual Payments”), at the Corporation’s option, shall either (x) be paid in cash on or prior to the date of such conversion or (y) if not paid in cash, be added to the Liquidation Amount for purposes of such conversion. For the avoidance of doubt, such accrued dividends described in the immediately preceding sentence shall include, without limitation, dividends accruing from, and including, the last day of the most recently preceding Dividend Period to, but not including, the applicable Conversion Date.

4. Voting Rights.

4.1 On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), including for the election of members of the Board of Directors, each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible at the Conversion Price (as defined below) as of the record date for determining stockholders entitled to vote on such matter (it being agreed and understood that in so calculating the number of votes, the Beneficial Ownership Limitation (as defined below) shall be applied in accordance with Section 6.4). Except as provided by law, the other provisions of this Certificate of Designation or the Certificate of Incorporation, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class and on an as-converted to Common Stock basis. Notwithstanding the foregoing, and unless otherwise required by applicable law, the Corporation when authorized by resolutions of its Board of Directors may amend or supplement its Certificate of Incorporation without the consent of any holder of Series A Preferred Stock or any holder of Common Stock to cure any ambiguity, defect or inconsistency in this Certificate of Designations that establishes the Series A Preferred Stock.

4.2 Any vote required or permitted under Section 4.1 may be taken at a meeting of the Holders or through the execution of an action by written consent in lieu of such meeting, provided that the consent is executed by Holders representing a majority of the outstanding shares of Series A Preferred Stock, or as otherwise required by law.

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5. Rank; Liquidation.

5.1 The Series A Preferred Stock shall rank (i) senior to all of the Common Stock, (ii) senior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any Series A Preferred Stock (the “Junior Securities”), (iii) on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series A Preferred Stock (the “Parity Securities”), and (iv) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to any Series A Preferred Stock (the “Senior Securities”), in each case, as to distributions of assets upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”).

5.2 Subject to the superior rights of the holders of any Senior Securities, upon any Liquidation, each Holder shall be entitled to: (i) receive, in preference to any distributions of any of the assets, whether capital or surplus, of the Corporation to the holders of the Common Stock and Junior Securities and pari passu with any distribution to the holders of Parity Securities, (a) any Residual Payments and (b) the Liquidation Amount with respect to such shares of Series A Preferred Stock, in each case, before any payments shall be made or any assets distributed to holders of any class of Common Stock or Junior Securities; and (ii) participate pari passu with the holders of Common Stock (on an as-converted to Common Stock basis and disregarding for such purpose any Beneficial Ownership Limitation) in the remaining distribution of the net assets of the Corporation available for distribution. If, upon any such Liquidation, the assets of the Corporation shall be insufficient to pay the Holder the amount required under clause (i) of the preceding sentence, then all remaining assets of the Corporation shall be distributed ratably to the Holder and Parity Securities. For the avoidance of any doubt, a Fundamental Transaction (as defined below) shall not be deemed a Liquidation unless the Corporation expressly declares that such Fundamental Transaction shall be treated as if it were a Liquidation.

6. Conversion.

6.1 Conversion at Option of the Holder. Each share of Series A Preferred Stock shall be convertible, at any time during the period beginning on the date of issuance of such Series A Preferred Stock (each such date, an “Issuance Date”) and ending on the date which is three (3) years following the Issuance Date (the “Conversion Period”), in accordance with Section 6.5, at the option of the holder thereof, into a number of Conversion Shares equal to the Liquidation Amount of such share of Series A Preferred Stock divided by the Conversion Price, subject to the Beneficial Ownership Limitation (an “Optional Conversion”). Holders shall effect an Optional Conversion by providing the Corporation, in accordance with Section 11, with the form of conversion notice attached hereto as Annex A (the “Notice of Optional Conversion”), duly completed and executed. The “Optional Conversion Date,” or the date on which an Optional Conversion shall be deemed effective, shall be the Business Day that the Notice of Optional Conversion, completed and executed, is delivered to the Corporation in accordance with Section 11; provided that, the original certificate(s) (if any) representing such shares of Series A Preferred Stock being converted, duly endorsed, and the accompanying Notice of Optional Conversion, are received by the Corporation within two (2) Business Days thereafter. In all other cases, the Optional Conversion Date shall be defined as the Business Day on which the original certificate(s) (if any) representing such shares of Series A Preferred Stock being converted, duly endorsed, and the accompanying Notice of Optional Conversion, are received by the Corporation in accordance with Section 11.

6.2 Automatic Conversion. On the Business Day after the expiration of the Conversion Period (the “Automatic Conversion Date,” and each Optional Conversion Date or Automatic Conversion Date, a “Conversion Date”), in accordance with Section 6.5, each share of Series A Preferred Stock then outstanding shall automatically convert (without any further action by the Holder and whether or not the certificates representing the Series A Preferred Stock are surrendered) into a number of Conversion Shares equal to the Liquidation Amount of such shares of Series A Preferred Stock divided by the Conversion Price, subject to the Beneficial Ownership Limitation (an “Automatic Conversion,” and each Automatic Conversion or Optional Conversion, a “Conversion”). The Corporation shall provide the Holder with written notice (the “Notice of Automatic Conversion,” and each Notice of Optional Conversion or Notice of Automatic Conversion, a “Notice of Conversion”) of an Automatic Conversion under this Section 6.2 within five (5) Business Days before the Automatic Conversion Date, which notice shall specify the number of the Holders’ shares of Series A Preferred Stock that are being converted in accordance with this Section 6.2, the amount of Conversion Shares to be issued pursuant to such Automatic Conversion and the Automatic Conversion Date to which it relates. Notwithstanding the foregoing, any Notice of Automatic Conversion delivered by the Corporation under this Section 6.2 in accordance with Section 11 shall be conclusively presumed to have been duly given at the time set forth therein, whether or not such Holder actually receives such Notice of Automatic Conversion, and neither the failure of a Holder to actually receive such Notice of Automatic Conversion given as aforesaid nor any immaterial defect in such notice shall affect the validity of the proceedings for the applicable Automatic Conversion.

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6.3 Conversion Price. The “Conversion Price” for the Series A Preferred Stock shall equal $20 per share, subject to adjustments provided herein.

6.4 Beneficial Ownership Limitation. Except as provided herein, the Corporation shall not effect any Conversion to the extent that, after giving effect to an attempted Conversion set forth on an applicable Notice of Conversion, such Holder (together with any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable regulations of the Commission, including any “group” of which the Holder is a member (the foregoing, “Attribution Parties”)) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon the Conversion subject to the Notice of Conversion with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series A Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitation contained herein. For purposes of this Section 6.4, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission. For purposes of this Section 6.4, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation’s most recent periodic or annual filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation that is filed with the Commission, or (C) a more recent notice by the Corporation or the Corporation’s transfer agent to the Holder setting forth the number of shares of Common Stock then outstanding. Upon the written request of a Holder (which may be by email), the Corporation shall, within five (5) Business Days thereof, confirm in writing to such Holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series A Preferred Stock, by such Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Holder. The “Beneficial Ownership Limitation” shall initially be set at the discretion of the Holder between 4.99% and 19.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such Notice of Conversion (to the extent permitted pursuant to this Section 6.4). The Corporation shall be entitled to rely on representations made to it by the Holder in any Notice of Optional Conversion and Mandatory Conversion Determination (as defined below) regarding its Beneficial Ownership Limitation. Notwithstanding the foregoing, by written notice to the Corporation, a Holder may from time to time increase or decrease the Beneficial Ownership Limitation to any other percentage not in excess of 19.99% specified in such written notice; provided, however, that (i) any such increase or decrease will not be effective until the sixty-first (61st) day after such written notice is delivered to the Corporation and (ii) any such increase or decrease will apply only to such Holder sending such notice and not to any other Holder. Upon such a change by a Holder of the Beneficial Ownership Limitation, the Beneficial Ownership Limitation may not be further amended by such Holder without first providing the minimum notice required by this Section 6.4. Notwithstanding the foregoing, at any time following notice of a Fundamental Transaction, the Holder may waive and/or change the Beneficial Ownership Limitation effective immediately upon written notice to the Corporation and may reinstitute a Beneficial Ownership Limitation at any time thereafter effective immediately upon written notice to the Corporation. To the extent that the Beneficial Ownership Limitation limits the number of Conversion Shares a Holder is able to receive in a Conversion, such Holder shall no less than five (5) Business Days, and no more than ten (10) Business Days, prior to the applicable Conversion Date, provide the Corporation with a written determination (a “Mandatory Conversion Determination”), delivered in accordance with Section 11, of whether such Holder’s applicable shares of Series A Preferred Stock are convertible (in relation to other securities owned by such Holder together with any Attribution Parties) in such Conversion and of how many shares of Series A Preferred Stock are convertible in such Conversion, which shall be deemed to be such Holder’s determination of the maximum number of shares of Series A Preferred Stock that may be converted in such Conversion due to the Beneficial Ownership Limitation. The portion of the shares of Common Stock issuable upon such Conversion that would cause such Holder to exceed the Beneficial Ownership Limitation shall be held by the Corporation in abeyance for the benefit of such Holder (which shall not give the Holder any power to vote or dispose of such shares) until such time, if ever, as such Holder’s beneficial ownership thereof would not result in such Holder exceeding the Beneficial Ownership Limitation. Each Holder agrees that such Holder will be deemed to represent and warrant to the Corporation each time it delivers a Mandatory Conversion Determination that the information in such Mandatory Conversion Determination is true and accurate and the Corporation shall have no obligation to verify or confirm the accuracy of such information.

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6.5 Mechanics of Conversion.

6.5.1 Delivery of Certificate or Electronic Issuance. Not later than five (5) Business Days after the applicable Conversion Date, or if the Holder requests the issuance of physical certificate(s) for the Conversion Shares, ten (10) Business Days after receipt by the Corporation of the original certificate(s) representing such shares of Series A Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, the Corporation shall: (a) in the event that the Holder has so requested, deliver, or cause to be delivered, to the converting Holder physical certificate(s) representing the number of Conversion Shares being acquired upon the Conversion, or (b) otherwise issue, or cause to be issued, and deliver to such Holder documentation of the book-entry for the number of Conversion Shares being acquired upon the Conversion. In each case, it is understood and agreed that the Conversion Shares issuable upon any Conversion will be restricted securities and shall bear the restrictive legend set forth in Section 13.

6.5.2 Shares Issuable Upon Conversion. The Corporation covenants that all shares of Common Stock that shall be issuable upon a Conversion shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.

6.5.3 Fractional Shares. No fractional shares of Common Stock shall be issued upon a Conversion. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall, at its sole discretion, either pay cash equal to such fraction multiplied by the Conversion Price or round up to the next whole share of Common Stock. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

6.5.4 Transfer Taxes. The issuance of certificates for shares of the Common Stock upon a Conversion shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such shares of Series A Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

6.6 Status as Stockholder. Upon each Conversion Date, (i) the shares of Series A Preferred Stock being converted shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a holder of such converted shares of Series A Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation.

7. Certain Adjustments.

7.1 Stock Dividends and Stock Splits. If the Corporation, at any time while this Series A Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Series A Preferred Stock) with respect to the then outstanding shares of Common Stock; (B) subdivides outstanding shares of Common Stock into a larger number of shares; or (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately after such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7.1 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

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7.2 Fundamental Transaction. If, at any time while this Series A Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person or any stock sale to, or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, share exchange or scheme of arrangement) with or into another Person (other than such a transaction in which the Corporation is the surviving or continuing entity and its Common Stock is not exchanged for or converted into other securities, cash or property), (B) the Corporation effects any sale, lease, transfer or exclusive license of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which more than 50% of the Common Stock not held by the Corporation or such Person is exchanged for or converted into other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 7.1 above) to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Series A Preferred Stock the Holders shall have the right to receive, in lieu of the right to receive Conversion Shares, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series A Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new certificate of designations with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7.2 and insuring that this Series A Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

7.3 Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

8. Redemption. The shares of Series A Preferred Stock shall not be redeemable; provided, however, that the foregoing shall not limit the ability of the Corporation to purchase or otherwise deal in such shares to the extent otherwise permitted hereby and by law.

9. Transfer. A Holder may transfer such shares of Series A Preferred Stock in whole, or in part, together with the accompanying rights set forth herein, held by such holder without the consent of the Corporation; provided that such transfer is in compliance with applicable securities laws. The Corporation shall in good faith (i) do and perform, or cause to be done and performed, all such further acts and things, and (ii) execute and deliver all such other agreements, certificates, instruments and documents, in each case, as any holder of Series A Preferred Stock may reasonably request in order to carry out the intent and accomplish the purposes of this Section 9.

10. Series A Preferred Stock Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders in accordance with Section 11), a register for the Series A Preferred Stock, in which the Corporation shall record (i) the name, address and electronic mail address of each holder in whose name the shares of Series A Preferred Stock have been issued and (ii) the name, address and electronic mail address of each transferee of any shares of Series A Preferred Stock. The Corporation may treat the person in whose name any share of Series A Preferred Stock is registered on the register as the owner and holder thereof for all purposes. The Corporation shall keep the register open and available at all times during business hours for inspection by any holder of Series A Preferred Stock or his, her or its legal representatives.

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11. Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Mandatory Conversion Determination, shall be in writing and delivered personally, by facsimile or electronic mail, or sent by a U.S. nationally recognized overnight courier service, addressed to the Corporation, at 6515 Longshore Loop, Suite 100, Dublin, OH 43017, Attention: Chief Operating Officer, electronic mail address of investorrelations@realpha.com or such other electronic mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 11. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, electronic mail or sent by a U.S. nationally recognized overnight courier service addressed to each Holder at the facsimile number, electronic mail address or address of such Holder appearing on the books of the Corporation, or if no such facsimile number, electronic mail address or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered electronically prior to 5:30 p.m. (New York City time) on any date, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered electronically on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, (iii) the second Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

12. Book-Entry; Certificates. All shares of Series A Preferred Stock will be issued in book-entry form; provided that, if a Holder requests physical certificate(s) for such Holder’s shares of Series A Preferred Stock, the Corporation will instead issue a stock certificate to such Holder representing such Holder’s shares of Series A Preferred Stock. To the extent that any shares of Series A Preferred Stock and Conversion Shares are issued in book-entry form, references herein to “certificates” or “physical certificate(s)” shall instead refer to the book-entry notation relating to such shares.

13. Restrictive Legend. Any certificates or book-entry documentation representing shares of Series A Preferred Stock and Conversion Shares shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such certificates):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

14. Lost or Mutilated Series A Preferred Stock Certificate. If a Holder’s Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

15. Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

16. Status of Converted Series A Preferred Stock. If any shares of Series A Preferred Stock shall be converted or redeemed by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Preferred Stock.

17. Fractional Shares of Series A Preferred Stock. Shares of Series A Preferred Stock may be issued in fractions of a share that entitle the Holder, in proportion to such Holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of Holders.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, reAlpha Tech Corp. has caused this Certificate of Designation to be duly executed by its Chief Executive Officer on February 20, 2025.

REALPHA TECH CORP.

By:	/s/ Giri Devanur
Name:	Giri Devanur
Title:	Chief Executive Officer

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ANNEX A

NOTICE OF OPTIONAL CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER

IN ORDER TO CONVERT SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK)

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series A Preferred Stock indicated below, [represented by stock certificate No(s).]/[represented in book-entry form] into shares of Common Stock of reAlpha Tech Corp., a Delaware corporation (the “Corporation”), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Certificate of Designation”) filed by the Corporation with the Delaware Secretary of State on February 20, 2025.

Conversion Calculations:

Date to Effect Conversion:

Number of shares of Series A Preferred Stock owned prior to Conversion:

Number of shares of Series A Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Address for delivery of physical certificates (if applicable):

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Exhibit 99.1

reAlpha Acquires GTG Financial, Inc.

reAlpha Strengthens Mortgage Operations with Acquisition of GTG Financial, Inc.

DUBLIN, Ohio, February 24, 2025 (GLOBE NEWSWIRE) – reAlpha Tech Corp. (“reAlpha”) (Nasdaq: AIRE), a real estate technology company developing and commercializing artificial intelligence (“AI”) technologies, today announced the acquisition of GTG Financial, Inc. (“GTG Financial”), a mortgage brokerage company founded by Glenn Groves, a U.S. Marine and industry leader. GTG Financial is licensed to operate in seven U.S. states, including California, which will expand reAlpha’s geographic footprint to a total of 28 U.S. states and strengthen its operational capacity.

The acquisition of GTG Financial marks another step in reAlpha’s strategy to further enhance its mortgage operations and provide a more seamless home financing experience within the reAlpha platform, its AI-powered real estate platform. By incorporating GTG Financial’s experience in the real estate industry and its added workforce of loan officers, reAlpha anticipates that it will be able to bolster its overall operational capacity, expand its loan processing capabilities and offer mortgage lending and refinancing services to homebuyers more efficiently.

“We are excited to welcome GTG Financial to the reAlpha group,” said Piyush Phadke, Chief Financial Officer of reAlpha. “This acquisition will strengthen our mortgage operations, allowing us to scale and more efficiently provide lending services through our AI-powered homebuying platform. By acquiring GTG Financial, we are continuing to advance our vision of a fully streamlined, technology-driven real estate experience.”

GTG Financial will retain its brand identity under the leadership of its founder, Glenn Groves, while leveraging reAlpha’s resources and generative AI platform, which is expected to enhance loan processing efficiency and support a more seamless home financing experience.

Glenn Groves, Chief Executive Officer of GTG Financial, added: “I believe that reAlpha’s AI-driven platform is redefining real estate by simplifying and eliminating traditional barriers in the homebuying process. We’re proud to be part of this transformation and committed to driving its long-term success. GTG Financial will be officially powered by Be My Neighbor, one of reAlpha’s subsidiaries, strengthening our mortgage services and operational efficiency.”

Christopher Griffith, Chief Executive Officer of Be My Neighbor, and a fellow U.S. Marine, echoed the sentiment: “Real success in M&A comes from aligned leadership. I believe that, as Marines, Glenn and I share the same values of discipline, integrity and execution, making this partnership a natural fit.”

For additional details concerning the terms of the acquisition of GTG Financial, please refer to reAlpha’s Current Report on Form 8-K, which will be filed with the U.S. Securities and Exchange Commission (the “SEC”).

About GTG Financial Inc.

GTG Financial, Inc. is a mortgage brokerage company founded by Glenn Groves, committed to helping individuals and families achieve their homeownership dreams, with a focus on transparency, customer service, and financial empowerment.

About reAlpha Tech Corp.

reAlpha Tech Corp. (Nasdaq: AIRE) is a real estate technology company developing an end-to-end commission-free homebuying platform. Utilizing the power of AI and an acquisition-led growth strategy, reAlpha aims to offer an affordable, streamlined experience for homebuyers. For more information, visit www.reAlpha.com.

About the reAlpha Platform

reAlpha’s AI-powered, commission-free homebuying platform enables buyers to navigate the homebuying process with ease. With the tagline “No Fees. Just Keys.™”, reAlpha is dedicated to eliminating traditional barriers and making homeownership more accessible and transparent. The platform’s generative AI assistant, “Claire,” supports homebuyers throughout the journey, from property search to closing, offering insights, market trends, and 24/7 assistance.

Forward-Looking Statements

The information in this press release includes “forward-looking statements”. Forward-looking statements include, among other things, statements about the GTG Financial acquisition; the anticipated benefits of the GTG Financial acquisition; reAlpha’s ability to anticipate the future needs of the short-term rental market; future trends in the real estate, technology and artificial intelligence industries, generally; and reAlpha’s future growth strategy and growth rate. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “could”, “might”, “plan”, “possible”, “project”, “strive”, “budget”, “forecast”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: reAlpha’s limited operating history and that reAlpha has not yet fully developed its AI-based technologies; reAlpha’s ability to commercialize its developing AI-based technologies; whether reAlpha’s technology and products will be accepted and adopted by its customers and intended users; reAlpha’s ability to integrate the business of GTG Financial into its existing business and the anticipated demand for GTG Financial’s services; reAlpha’s ability to successfully enter new geographic markets; reAlpha’s ability to obtain the necessary regulatory and legal approvals to expand into additional U.S. states and maintain, or obtain, brokerage licenses in such states; reAlpha’s ability to generate additional sales or revenue from having access to, or obtaining, additional U.S. states brokerage licenses; reAlpha’s ability to enhance its, and its subsidiaries’, loan processing efficiency by leveraging its AI-powered platform and overall resources; reAlpha’s ability to expand its loan processing capabilities through the acquisition of GTG Financial; reAlpha’s ability to offer mortgage lending and refinancing services to homebuyers more efficiently through its platform as a result of the acquisition of GTG Financial; the inability to maintain and strengthen reAlpha’s brand and reputation; reAlpha’s ability to scale its operational capabilities to expand into additional geographic markets; the potential loss of key employees of its acquired companies; reAlpha’s inability to accurately forecast demand for short-term rentals and AI-based real estate focused products; the inability to execute business objectives and growth strategies successfully or sustain reAlpha’s growth; the inability of reAlpha’s customers to pay for reAlpha’s services; changes in applicable laws or regulations, and the impact of the regulatory environment and complexities with compliance related to such environment; and other risks and uncertainties indicated in reAlpha’s SEC filings. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking statements. Although reAlpha believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. reAlpha’s future results, level of activity, performance or achievements may differ materially from those contemplated, expressed or implied by the forward-looking statements, and there is no representation that the actual results achieved will be the same, in whole or in part, as those set out in the forward-looking statements. For more information about the factors that could cause such differences, please refer to reAlpha’s filings with the SEC. Readers are cautioned not to put undue reliance on forward-looking statements, and reAlpha does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations Contact:

Adele Carey, VP of Investor Relations

investorrelations@realpha.com

Media Contact:

Fatema Bhabrawala, Director of Public Relations

fbhabrawala@allianceadvisors.com